UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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CRYOPORT, INC.
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Brentwood, Tennessee

March 16, 2021

To my fellow stockholders:

With our 2021 Annual Meeting fast approaching, I would like to take a moment to reflect upon some of the major events of the last year. During 2020, we:

•	Delivered a Total Shareholder Return (TSR) of 167% and 411% for the one-year and three-year periods ending December 31, 2020, respectively;
•	Elevated and expanded our Global Supply Chain Platform serving the Life Sciences by acquiring:
o	CRYOPDP, one of the most preferred global specialty logistics partners dedicated to the Life Science industry;
o	MVE Biological Solutions, the global leader in cryogenic equipment, systems and solutions; and
•	Raised $275 million via a direct investment an investment vehicle of funds affiliated with The Blackstone Group Inc. in conjunction with the acquisition of MVE Biological Solutions.

These actions significantly enhanced our operating platform and Cryoport, Inc. is now moving forward with the power of four market leading companies:

Importantly, Cryoport reported record revenue of approximately $48 million and $79 million for the fourth quarter and full year 2020, supporting a record 528 clinical trials and six commercial therapies as indicated below:

Growth in Clinical Trials Since Q1 2017

Commercial Products Supported as of March 1, 2021

•         KYMRIAH® by Novartis

•         YESCARTA® by Gilead/Kite

•         TECARTUS™ by Gilead/Kite

•         ZYNTEGLO® by bluebird bio

•         LIBMELDYTM by Orchard

•         BREYAZI® by Bristol-Myers Squibb

Environmental, Social and Governance Program

As we enter 2021, we are aware of the expectations that our stakeholders have of us as a global company of significant size and our responsibility to adapt and adjust accordingly. Interest on the part of investors, and our other stakeholders, in environmental, social and governance (“ESG”) matters has surged recently, and the current economic, public health and social justice crises have only intensified this movement. ESG, at its core, is a means by which companies can be evaluated with respect to a broad range of socially desirable ends.

The launch of our ESG program marks our first disclosure of ESG information based on the Sustainability Accounting Standards Board (SASB) and the Taskforce on Climate-related Financial Disclosures (TCFD), which are leading global sustainability frameworks. As a company focused on delivering lifesaving therapies by providing reliable and comprehensive temperature-controlled supply chain solutions for the life sciences industry, sustainability has always been integral to our work; however, this year we began a formal evaluation of our company’s ESG initiatives and we have elevated sustainability to be one of our key priorities for guiding our operating philosophy and corporate governance as we move forward.

The following brief review focuses on Cryoport’s recent ESG activities and highlights important steps that we have already taken as we continue our efforts in building a robust ESG program. As an example, Cryoport has enhanced its Policy on Environmental Compliance and Sustainability to include its commitment to conducting our business in compliance with all applicable environmental and workplace laws and regulations in a manner that has the highest regard for the safety and well-being of our employees and the general public.

Like all of our stakeholders, we have been affected by the COVID-19 pandemic. Given the critical nature of our solutions and services in supporting the life sciences, we believe we are an essential business in in all the countries in which we operate. Of course, our top priority continues to be protecting the health and safety of our employees to be able to continue to provide our temperature-controlled supply chain solutions for the delivery of life saving therapies to patients. In addition, we currently support several COVID-19 related clinical trials and initiatives that are directly targeted to combating the global pandemic. I am especially grateful to our team who, as “essential personnel,” have worked tirelessly and safely to provide our clients around the world flawless support in the face of enormous challenges.

Going forward, reporting frequently on our ESG performance is one of the ways we will demonstrate accountability and transparency to all Cryoport employees, customers, the communities in which we work and to you, our stockholders. We are committed to continually reassessing and improving our ESG program and look forward to sharing more about our goals and progress in 2021 and beyond.

Environmental

As Cryoport continues to grow its business in a way that is considerate of our global community, we are committed to protecting our planet by using our world’s resources sensibly and minimizing our emissions and waste on a global basis. From an environmental standpoint, one example of our sustainability efforts is our cryogenic Cryoport Express® Shipper, which uses the non-hazardous dry vapor form of liquid nitrogen and proprietary informatics to drive efficiencies in the use of resources throughout our company. This service offering also employs multi-use and recyclable packaging. Knowing that there is much more to do to aid in our environmental efforts, we have recently developed a system to collect data on a global scale for the purpose of quantifying the impact of all our environmental initiatives so that we may demonstrate our performance on this important matter to our shareholders, customers, and other interested stakeholders.

Material Efficiency

Cryoport strives to operate in an efficient manner to ensure the optimization of raw materials, equipment, energy, and labor. As an example of this in our manufacturing operations, Cryoport measures the effectiveness and efficiency of our production practices by tracking the amount of scrap material disposed of or sold on an annual basis. Comparing 2019 and 2020, Cryoport saw an improvement in scrap volumes of approximately 50%, with 414 scrap units generated in 2019 vs. 215 generated in 2020. Cryoport’s targeted goal for 2021 is to reduce this number by an additional 20%.

In the instance of stainless-steel products that do not meet our stringent specifications, the subject products are generally reworked to meet original specifications, diverting the material from recycling. Products that cannot be brought into specification are scrapped. Scrap metals are recycled by third party recycling partners.

Energy Efficiency of Products

Cryoport understands the importance of energy conservation as it relates to the reduction of its operational carbon footprint, efficient use of resources and cost management. The area that has the largest impact on energy efficiency associated with our products is thermal efficiency. One example is our Logistics Center Network which utilizes the International Safe Transit Association (ISTA) standard 7E to test and evaluate thermal performance against stated requirements of 10+ days of maintaining internal temperatures at or below negative 150oC. Our products comply with this standard, and in turn, the products’ insulative properties require less energy to maintain prescribed temperature level. Another example is from our manufacturing operations: our dewars do not consume any electricity, and our freezer units utilize a liquid nitrogen as a cooling agent, which is the by-product of other processes, creating a closed-loop resource that reduces additional energy associated with sourcing, procuring, and delivery of resources purchased from third parties. Our efforts in these areas have a positive environmental outcome for Cryoport and its customers.

Materials of Concern

At Cryoport, we currently utilize minimal materials of concern in our operations, primarily in the form of isopropanol, epoxies, butyl cellosolve, lacquer thinner, paint, hyamine and isopropyl alcohol. We manage the minimal hazardous wastes generated in our production facilities in compliance with all state and federal regulations, and review opportunities to eliminate materials of concern and other managed waste streams on a regular cadence. As part of our strategy to reduce or eliminate materials of concern from our operations, in 2020 we began an initiative to discontinue the use of lacquer thinner as part of a larger paint line upgrade, which will significantly reduce the generation of hazardous waste throughout certain of our plants. Any hazardous waste that is generated is tracked and managed with an overall goal of eliminating hazardous materials where possible.

In addition, Cryoport does not utilize any minerals identified as conflict minerals, e.g., tin, tungsten, tantalum or gold, and we use our best efforts to ensure that our suppliers practice responsible sourcing practices.

Environmental Footprint

Cryoport makes efforts where possible to minimize the environmental impact of our operations. We strive for a product base with long use phases to minimize impact associated with production of new product. At our MVE Biological Solutions production facility, we manufacture fusion freezer units that utilize 1/587 of the energy used by conventional mechanical freezers used for similar applications.

Our biostorage plant in Houston is powered exclusively by carbonless energy sources, translating to a significant reduction in carbon emissions compared to energy provided by coal-fired power plants. In 2020, the plant consumed 3,564,102 kWh of energy, which would have generated 3,487,702 pounds of greenhouse gas emissions if the plant was powered by traditional coal-fired power plants. This emissions savings is the equivalent of removing 544 passenger vehicles driven in one year.

Recently, our Paris, France operations moved into a new facility, which is designed with the highest French environmental standards and equipped with solar panels to reduce energy consumption and greenhouse gas emissions.

Extension of Useful Product Life

Cryoport creates unique products with long-term use in mind. Cryoport products are primarily constructed of recyclable aluminum or stainless steel and we approach the extension of product lifecycles through the following four areas:

•	Longevity
•	Repairability
•	Reusability
•	Recyclability

Social

Cryoport’s social efforts are focused on our global team of employees and communities. Our employees are our most valuable resource, from our teams on the front line in our global supply chain and logistics centers, to our manufacturing operations, to our business development personnel, to the engineers who design our products and services, to our quality assurance and regulatory teams that assure the safety, quality, compliance, and integrity of our products. Across our Company, we are committed to inclusion, equity, and diverse representation in our employees. Cryoport’s Employee Health & Safety (EHS) programs have resulted in strong safety performance, as demonstrated by our total injury rate (TIR) and lost time injury rate (LTIR) being significantly lower than the global industry averages. Facilitated by our culture of continuous improvement, we are committed to continue to work toward reducing our TIR and LTIR numbers even further.

Constructive supplier relationships are essential to our ability to meet customer requirements for quality solutions. We also expect our business partners to share our commitment to ethics, integrity, compliance, safety, human rights, and environmental protection. By the same token, as a provider accountable to thousands of companies worldwide, we pledge, through our ESG performance, to meet or exceed our clients’ requirements for the same.

Diversity

Cryoport is an Equal Employment Opportunity employer and currently tracks gender distribution across its operations and management. We maintain clear policies related to anti-harassment, discrimination and retaliation, and provide and anonymous, third-party managed reporting hotline for employees to report incidents of harassment, discrimination, and policy violations.

In 2021, Cryoport will enhance and roll out new online corporate training programs related to diversity, harassment and discrimination, so that all employees will receive, at minimum, annual training on the topics of harassment, diversity and inclusion, business ethics and code of conduct.

In addition, Cryoport’s recruiting programs include targeted outreach to a variety of under-represented constituents, including minorities, women, veterans, and disabled populations to help improve recruiting efforts while gaining valuable insights from a diverse set of recruits. Cryoport has partnered with or targeted organizations like Hire Heroes, Career OneStop, recruiting at Historical Black Colleges, Accounting and Financial Women’s Alliance, and Women in Technology.

Gender Distribution

To open opportunities for more female roles within our organization, Cryoport currently tracks gender distribution across operations. As of December 2020, women represented a total of approximately 28% of all employees, composing approximately 35% of managers and 37% of directors. Women representation in senior leadership positions, at Vice President and above, currently sits as approximately 10%. Cryoport understands that there is work to be done to create a more representative senior leadership team and will continue to develop gender diversity throughout its operations.

Suppliers

Temperature controlled supply chain support to the life sciences industry is critical to all that Cryoport does; therefore, we currently take steps to vet and audit our existing and potential suppliers to ensure that appropriate compliance, health, safety, and labor practices are in place. Cryoport currently maintains a supplier questionnaire delivered prior to vendor approval and as part of a vendor auditing process to help verify that programs exist to manage specific risk areas.

For example, we ask our transportation suppliers if they employ or work with a Dangerous Goods Safety Advisor, a credentialed role responsible for overseeing activities associated with dangerous goods, including but not limited to, employee training and coaching, reporting, and monitoring of activities associated with the transportation of dangerous good. The purpose of this inquiry is to gauge the degree of oversight over dangerous goods management by our suppliers to help ensure product and employee welfare.

Supplier Standards

Cryoport maintains an internal diligence processes pertaining to third-party vendors. We take steps to vet potential suppliers by collecting detailed information on a potential supplier’s background, capabilities, and reputation prior to engaging them. Particular consideration is paid to any suggestion or risk that the third party in question might be susceptible to engaging in bribery or other forms of corrupt activity. We typically do not approve vendors until this diligence is completed. Given Cryoport’s support of the healthcare industry and improving patient outcomes, we treat supplier diligence with the utmost care and caution.

Product Design and Development

Regarding safety features, Cryoport complies with the safe transportation of regulated hazardous materials. As a result, it has designed and developed several features in its various products to comply with US DOT, IATA, ICAO, and other regulatory and guidance bodies. Additionally, safety warnings are included in our product labeling as well as our manuals.

Product Recall Management

While rare, recalls of product may become necessary. The primary responsibility for recall management lies with our Vice President of Quality Assurance and Regulatory Affairs for manufacturing. The executive staff is involved in decision and implementation processes depending upon the specifics of any recall required. Customer service personnel, sales staff and other resources would then be utilized in reaching all distributors and direct end users. Results of recalls are evaluated daily until the recall is closed.

Research and Development

We do not conduct clinical trials, animal testing or use human tissue of any kind in the manufacture or design of our products, and our Code of Conduct governs the ethical behavior of our employees across Cryoport operations.

Data Security

Cryoport uses an outside Center for Internet Security (CIS) assessment firm to evaluate its data security controls in an effort protect our business and secure the information of our employees and customers. The evaluation process utilizes the CIS Critical Security Controls Capability Maturity Model Integration (CMMI) methodology, and is an ongoing initiative used to continuously improve the CMMI rating for the company.

Aluminum products (50% + of everything we manufacture) either do not have electronics or are non-connected. Stainless steel products include a one-way controller that allows information to be read but changed only physically on the device.

Governance

Integrity is one of our four Core Values as an organization, and we commit to operating with honesty, truthfulness and transparency in accordance with the highest ethical and corporate governance standards – mutual respect, integrity and trust are our foundation. As an ethical operator, we have developed a strong Code of Conduct and hold ourselves accountable to it in all we do.

All of our employees across our operations are provided with training and reference materials to reinforce this commitment to integrity and ethics in our business. Our policies are clearly defined and include guidance on topics including, but not limited to:

•	Corruption
•	Anti-Trust and Anti-Competitive Behavior
•	Insider Dealings
•	Gifts
•	Conflicts of Interest
•	Intellectual Property
•	Truthful and accurate reporting
•	Interactions with Healthcare professionals
•	Whistleblower protections

In addition to our Code of Conduct, our senior leadership team actively oversee the governance of our ethics programs to help ensure that commitment is driven from the top down, and that program owners are accountable for successful program compliance.

Cryoport Impact Statements

Examples of some of our positive environmental impacts include the following:

●	Our 2020 freezer production displaced annual energy consumption by 115,508,192 kWh from what would otherwise be consumed from alternative products. This amount of energy saved would power 10,847 homes (sized at 2,500 square feet) annually. This reduction in energy consumption from our freezer lines alone equates to 109,547,623 pounds of GHG emissions avoided or the emissions equivalent to 17,644 passenger vehicles driven for one year.

●	In another case, one of our facilities uses carbonless energy consumption, which prevented the emission of 3,487,702 pounds of GHGs in 2020. This use of carbonless energy prevented emissions equal to 544 passenger vehicles driven for one year.

●	Recently, our Paris, France operations moved into a new facility, which is designed with the highest French environmental standards and equipped with solar panels to reduce energy consumption and greenhouse gas emissions.

●	Our temperature-controlled supply chain solutions focused on cell and gene therapies include logistics, which can boast a 99.8% delivery success rate and due to this performance 9,586 additional patients were able to receive therapies over the past 24 months and 690 intended parents are potentially able to have successful cycles resulting in the birth of a child on an annual basis because of our CryoStork® solution.

Summary

I would like to thank the Nominating and Governance Committee of the Board of Directors for its input in creating Cryoport’s ESG agenda and providing oversight of our global ESG initiatives and goals. As a global leader in providing temperature-controlled supply chain solutions to the life sciences industry we take our role in implementing a solid ESG program seriously and will strive to constructively influence our partners, clients, vendors and other stakeholders to contribute to these important global efforts as well.

We look forward to keeping you up to date on our ESG initiatives as we further build out this important program.

Sincerely,

/s/ Jerrell W. Shelton

Jerrell W. Shelton
Chairman & Chief Executive Officer
Cryoport, Inc.

112 Westwood Place, Suite 350

Brentwood, Tennessee 37027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 30, 2021

March 16, 2021

Dear Fellow Stockholders:

We cordially invite you to virtually attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Cryoport, Inc., a Nevada Corporation (the “Company”), which will be held on Friday, April 30, 2021, at 10:00 a.m. CDT. Instead of our traditional in-person gathering, the Annual Meeting will be hosted online to help protect our stockholders and employees. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CYRX2021.

The Annual Meeting will be held for the following purposes:

(1)	To elect eight directors;
(2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company and its subsidiaries for the year ending December 31, 2021;
(3)	To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in our proxy statement for the Annual Meeting;
(4)	To approve an amendment to the Cryoport, Inc. 2018 Omnibus Equity Incentive Plan to increase the number of authorized shares under the plan; and
(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Friday, March 5, 2021 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting, or any adjournments thereof.

This year, we are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials on the Internet. As a result, on or about March 16, 2021, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to holders of our common stock and holders of our Series C Convertible Preferred Stock as of the record date instead of a printed copy of the proxy materials. The Notice provides instructions on how to access our proxy materials on the Internet and how to obtain printed copies. We urge you to read the information contained in the proxy materials carefully.

Whether or not you plan to virtually attend the Annual Meeting, it is important that your shares be represented and voted. You may vote before the meeting by internet, by phone, or by mail by following the instructions on the Notice. You may also vote during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/CYRX2021 and entering the 16-digit control number included in your Notice, on your proxy card or in the instructions that accompanied your proxy materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDER MEETING
TO BE HELD ON April 30, 2021

The proxy statement for the Annual Meeting and accompanying Annual Report on Form 10-K for the year ended
December 31, 2020 are available on the Internet at www.proxyvote.com.

YOUR VOTE IS IMPORTANT. YOU ARE URGED TO VOTE YOUR PROXY PROMPTLY BY MAIL OR VIA THE INTERNET, WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING.

Sincerely,
/s/ Jerrell W. Shelton
Chairman & Chief Executive Officer

PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, APRIL 30, 2021

GENERAL INFORMATION

Introduction

Cryoport, Inc., a Nevada corporation (referred to as “we,” “us,” “our,” “Company” or “Cryoport”), is furnishing this proxy statement (this “Proxy Statement”) to you in connection with the Company’s solicitation of proxies on behalf of the Board of Directors (the “Board”) of the Company with respect to the 2021 Annual Meeting of Stockholders of the Company and any adjournment thereof (the “Annual Meeting”) to be held as a virtual meeting via live webcast on the Internet on Friday, April 30, 2021, at 10:00 a.m. CDT. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person.

On or about March 16, 2021, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to the record holders of our common stock, par value $0.001 per share, and the record holders of our Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”). This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report”) are available at www.proxyvote.com.

Throughout this Proxy Statement, holders of our common stock and our Series C Preferred Stock are referred to collectively as “stockholders.” Holders of our common stock and our Series C Preferred Stock will vote together as a single class on all matters at the Annual Meeting.

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to vote on the following matters:

(1)	To elect eight directors;
(2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company and its subsidiaries for the year ending December 31, 2021;
(3)	To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement;
(4)	To approve an amendment to the Company’s 2018 Omnibus Equity Incentive Plan (the “2018 Plan”) to increase the number of authorized shares of the Company’s common stock available for issuance thereunder from 5,000,000 to a total of 7,850,000 under the plan, referred to herein as the “Second Amendment”; and
(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Why am I being provided with these materials?

Owners of record of the Company’s common stock and the Series C Preferred Stock as of the close of business on March 5, 2021 (the “Record Date”) are entitled to vote in connection with the Annual Meeting. As a stockholder, you are requested to vote on the proposals described in this Proxy Statement. This Proxy Statement describes the proposals presented for stockholder action at our Annual Meeting and includes information required to be disclosed to stockholders.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials, including this Proxy Statement, the 2020 Annual Report and the proxy card, over the Internet instead of a printed copy of the proxy materials. Accordingly, on or about March 16, 2021, we began mailing the Notice to stockholders of record as of the Record Date. The Notice will contain instructions on how stockholders will be able to access our proxy materials on the Internet or request to receive, at no cost, a printed or electronic copy of our proxy materials and indicate such delivery preference for future proxy solicitations. We believe this electronic process will expedite your receipt of our proxy materials and reduce the cost and environmental impact of the Annual Meeting.

What will I need in order to attend the Annual Meeting?

You are entitled to attend the virtual Annual Meeting only if you were a stockholder of record as of the Record Date, or you hold a valid proxy for the Annual Meeting. You may attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CYRX2021 and using your 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials, to enter the meeting. If you are a beneficial owner, you will need to follow the voting instructions provided to you by the organization holding your account (for instance, your brokerage firm). To request documents or if you have any questions about voting, you will need to contact your broker. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.

Who pays the cost of proxy solicitation?

Our Board is soliciting the proxies for the Annual Meeting and we will bear the cost of this solicitation. Proxies may be solicited in person or by mail, telephone or electronic transmission on our behalf by our directors, officers or employees. However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies. We will request that banks, brokerage houses, nominees and other fiduciaries nominally holding shares of our common stock forward the proxy soliciting materials to the beneficial owners of such common stock and obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to the beneficial owners. We have engaged Laurel Hill Advisory Group, LLC to solicit proxies on our behalf. We have agreed to pay $12,500, plus reasonable and approved out-of-pocket expenses for their services.

Who can vote in connection with the Annual Meeting?

You may vote if you owned shares of (i) the Company’s common stock or (ii) the Series C Preferred Stock, as of the close of business on the Record Date.

How many votes do I have?

As of the Record Date, there were 45,604,618 shares of the Company’s common stock outstanding and entitled to vote. Each holder of the Company’s common stock is entitled to cast one vote per share of common stock held by such holder on each matter to be presented at the Annual Meeting.

As of the Record Date, there were 200,000 shares of Series C Preferred Stock outstanding and entitled to vote. Each holder of the Series C Preferred Stock is entitled to vote on each matter to be presented at the Annual Meeting on an as converted basis equal to the number of shares of the Company’s common stock issuable upon conversion of the Series C Preferred Stock held by such holder. As of the Record Date, the 200,000 shares of Series C Preferred Stock outstanding were convertible into 5,260,162 shares of the Company’s common stock.

Holders of shares of the Company’s common stock and the Series C Preferred Stock will vote together as a single class on all matters at the Annual Meeting.

Are there any requirements on how the holders of Series C Preferred Stock must vote?

Pursuant to the Securities Purchase Agreement (as defined elsewhere in this Proxy Statement) entered into in connection with the issuance and sale of our Series C Preferred Stock, for so long as certain holders of Series C Preferred Stock have the right to nominate a director for election to the Board, the holders of Series C Preferred Stock have agreed to vote all of the shares of Series C Preferred Stock and shares of common stock issuable upon conversion of the Series C Preferred Stock purchased in the Private Placement (as defined elsewhere in this Proxy Statement) or any other shares of our common stock owned by such holders (i) in favor of each director nominated or recommended by the Board for election at any such meeting, (ii) against any stockholder nomination for director that is not approved and recommended by the Board for election at any such meeting, (iii) in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the Board or the Compensation Committee of the Board (or any successor committee, however denominated), (iv) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm and (v) amendments to organizational documents in a manner that does not have an adverse effect on the holders of Series C Preferred Stock to increase the authorized shares of capital stock. For additional information, see “Certain Relationships and Related Transactions” in this Proxy Statement.

How do I vote?

There are several ways to cast your vote:

•	You may vote over the Internet or by telephone by following the instructions in the Notice.
•	If you requested printed copies of the proxy materials by mail, you may vote by signing and submitting your proxy card and returning it by mail, if you are the stockholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the stockholder of record.
•	You may vote your shares at the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/CYRX2021. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Annual Meeting. However, even if you plan to attend the Annual Meeting virtually, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

How does the Board recommend that I vote my shares?

Unless you give other instructions through your proxy vote, the person(s) named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. For the reasons set forth in more detail later in this Proxy Statement, the Board recommends the following:

Proposal 1:	The Board recommends a vote “FOR” all the nominees to the Board.

Proposal 2:	The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company and its subsidiaries for the year ending December 31, 2021.

Proposal 3:	The Board recommends a vote “FOR” the advisory vote to approve the compensation of the named executive officers, as disclosed in this Proxy Statement.

Proposal 4:	The Board recommends a vote “FOR” the amendment to the Cryoport, Inc. 2018 Omnibus Equity Incentive Plan to increase the number of authorized shares under the plan.

We encourage all stockholders to vote their shares. If you own your shares in “street name” and do not instruct your broker or other record owner of the shares as to how to vote, such broker or other record owner may vote your shares pursuant to its discretionary authority only with respect to Proposal 2. See “What are broker non-votes?” below for additional information.

What types of votes are permitted on each Proposal?

Proposal 1:	You may either vote “FOR” all nominees, “WITHHOLD ALL” for all nominees, or “FOR ALL EXCEPT” as to specific nominees.
Proposal 2:	You may vote “FOR,” “AGAINST” or “ABSTAIN”.
Proposal 3:	You may vote “FOR,” “AGAINST” or “ABSTAIN”.
Proposal 4:	You may vote “FOR,” “AGAINST” or “ABSTAIN”.

If you vote “WITHHOLD” (for any nominees in the case of Proposal 1 above) or “ABSTAIN” (in the case of Proposals 2, 3 and 4 above), your vote will not be counted towards the vote total for such proposal.

How many votes are needed to approve each Proposal?

Proposal 1:	Election of a director requires the affirmative vote of the holders of a plurality of the shares for which votes are cast. The eight nominees receiving the most “FOR” votes will be elected. Since only affirmative votes count for this purpose, a properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, votes withheld and broker non-votes (as described below) as to the election of directors will not be counted in determining which nominees received the largest number of votes cast. Stockholders may not cumulate votes in the election of directors.
Proposal 2:	There must be a “FOR” vote from the majority of votes cast. Abstentions will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of the proposal.
Proposal 3:	There must be a “FOR” vote from the majority of votes cast. Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of the proposal.
Proposal 4:	There must be a “FOR” vote from the majority of votes cast. Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of the proposal.

What constitutes a quorum?

To carry on the business of the meeting, we must have a quorum. A quorum is present when a majority of the voting power of all of the outstanding shares of capital stock entitled to vote, as of the Record Date, are represented in person virtually or by proxy. Shares owned by the Company are not considered outstanding or present at the meeting. Shares that are entitled to vote but that are not voted at the direction of the beneficial owner (called votes withheld or abstentions) and votes withheld by brokers in the absence of instructions from beneficial owners (called broker non-votes) will be counted for the purpose of determining whether there is a quorum for the transaction of business at the meeting.

What are broker non-votes?

Broker non-votes occur with respect to shares held in “street name,” in cases where the record owner (for instance, the brokerage firm or bank) does not receive voting instructions from the beneficial owner and the record owner does not have the authority to vote those shares.

Various national and regional securities exchanges, including the rules of the New York Stock Exchange, applicable to brokers, banks, and other holders of record determine whether the record owner (for instance, the brokerage firm, or bank) is able to vote on a proposal if the record owner does not receive voting instructions from the beneficial owner. The record owner may vote on proposals that are determined to be routine under these rules and may not vote on proposals that are determined to be non-routine under these rules. If a proposal is determined to be routine, your broker, bank, or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. The proposal to ratify the appointment of our independent registered public accounting firm (Proposal 2) is a routine matter and the record owner may vote your shares on this proposal if it does not get instructions from you.

The proposal to elect directors (Proposal 1), the proposal to approve, on an advisory basis, the compensation of the named executive officers (Proposal 3) and the proposal to approve the Second Amendment to the 2018 Plan (Proposal 4) are non-routine and the record owner may not vote your shares on any of these proposals if it does not get instructions from you. If you do not provide voting instructions on these matters, a broker non-vote will occur. Broker non-votes, as well as abstentions, will each be counted towards the presence of a quorum but will not be counted towards the number of votes cast for any proposal.

What if my shares are not registered directly in my name but are held in “street name”?

If at the Record Date your shares were held in “street name” (for instance, through a brokerage firm or bank), then you are the beneficial owner of such shares, and such shares are not registered directly in your name. The organization holding your account is considered the stockholder of record for purposes of the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. You will receive the notice and other proxy materials if requested, as well as voting instructions, directly from that organization.

If I am a beneficial owner of Cryoport shares, how do I vote?

If you are a beneficial owner, you will need to follow the voting instructions provided to you by the organization holding your account (for instance, your brokerage firm). To request documents or if you have any questions about voting, you will need to contact your broker.

Can I dissent or exercise rights of appraisal?

Neither Nevada law nor our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws provide our stockholders with dissenters’ or appraisal rights in connection with any of the proposals to be presented at the Annual Meeting. If the proposals are approved at the Annual Meeting, stockholders voting against such proposals will not be entitled to seek appraisal for their shares.

How are the votes counted?

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting who will separately tabulate affirmative and negative votes and withheld votes/abstentions. Any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Will stockholders be asked to vote on any other matters?

The Board is not aware of any other matters that will be brought before the stockholders for a vote. If any other matters properly come before the meeting, the proxy holders will vote on those matters in accordance with the recommendations of the Board or, if no recommendations are given, in accordance with their own judgment. Stockholders attending the meeting may directly vote on those matters or they may vote by proxy.

What is “householding”?

If you and one or more stockholders share the same address, it is possible that only one copy of the Notice or one copy of the proxy materials, as applicable, was delivered to your address. This is known as “householding.” We will promptly deliver a separate copy of the Notice or, if you requested a printed version by mail, the proxy materials, to you if you call or write us at our principal executive offices at 112 Westwood Place, Suite 350, Brentwood, Tennessee 37027, Attn: Secretary; telephone: (949) 681-2710. If you want to receive separate copies of the Notice or the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

What does it mean if I receive more than one Notice or more than one copy of the proxy materials?

If you receive more than one Notice or more than one copy of the proxy materials, your shares are owned in more than one name or in multiple accounts. In order to ensure that all of your shares are voted, you must follow the voting instructions included in each Notice or proxy materials you receive. Please note that if you hold both common stock and Series C Preferred Stock, you can expect to receive a separate Notice for each class of stock.

Can I change or revoke my vote after I submit my proxy?

Even after you have submitted your proxy card or voted by Internet, you may change or revoke your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a signed proxy card bearing a later date. The powers of the proxy holders will be suspended with respect to your shares if you attend the meeting virtually and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains certain forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. These forward-looking statements can generally be identified as such because the context of the statement will include certain words, including but not limited to, “believes,” “may,” “will,” “expects,” “intends,” “estimates,” “anticipates,” “plans,” “seeks,” “continues,” “predicts,” “potential,” “likely,” or “opportunity,” and also contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the current beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Readers of this Proxy Statement should not put undue reliance on these forward-looking statements, which speak only as of the time this Proxy Statement was filed with the SEC. Reference is made in particular to forward-looking statements regarding our expectations about future business plans, new products or services, regulatory approvals, strategies, development timelines, prospective financial performance and opportunities, including potential acquisitions, expectations about future benefits of our acquisitions, including Cryogene Partners, CRYOPDP and MVE Biological Solutions, our ability to successfully integrate those businesses and our plans related thereto; liquidity and capital resources; projected trends in the market in which we operate; anticipated impacts from the coronavirus strain COVID-19 (“COVID-19”) on us, including to our business operations, results of operations, cash flows, and financial position, and our future responses to the COVID-19 pandemic; our expectations about securing and maintaining strategic relationships with global couriers or large clinical research organizations; our future capital needs and ability to raise capital on favorable terms or at all; results of our research and development efforts; and approval of our patent applications. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results may differ materially from the results projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the 2020 Annual Report, including the “Risk Factors” in “Part I, Item 1A — Risk Factors”, and in “Part II, Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Past financial or operating performance is not necessarily a reliable indicator of future performance, and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we do not undertake to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this Proxy Statement.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of eight directors. Directors are elected on an annual basis. Each of the eight directors will stand for re-election at the 2021 Annual Meeting to serve as a director until the 2022 Annual Meeting of the Stockholders or until their successors are duly elected and qualified or their earlier death, resignation, or removal. The persons named on the proxy will vote to elect all of the nominees as directors for terms ending at the 2022 Annual Meeting of the Stockholders unless you withhold authority to vote for any or all of the nominees by voting to that effect or so voting in person. Each nominee has consented to serve as a director for the ensuing year. If one or more of the eight nominees becomes unavailable to serve prior to the date of the Annual Meeting, the persons named as proxy holders will vote those shares for the election of such other person as the Board may recommend, unless the Board reduces the total number of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

We strive to maintain a diverse and well-rounded board that balances financial and life science expertise with independence and fresh perspectives. This year’s slate of candidates for our Board of Directors includes a highly qualified and diverse group of individuals who bring value to the company along with governance qualifications for oversight.

Core Qualifications

•	Strategic thinking
•	Financial literacy
•	Integrity and business judgement
•	Demonstrated leadership ability
•	Expertise in their respective fields

Corporate Governance Snapshot

•	Independent Lead Director
•	Annual elections of directors (i.e. no staggered board)
•	Nomination and Governance Committee oversight of ESG initiative
•	Directors may contact employees of our firm directly and the Board or any Committee may engage outside independent advisors.
•	Compensation Committee and Chief Executive Officer evaluation process conducted by independent Board members
•	Seven of the eight directors are independent

Below table outlines the expertise of the nominees by the key categories we consider important to ensuring a diverse and well-rounded board of directors that will provide good corporate governance and assist in driving shareholder value:

NOMINEE SKILLS AND EXPERIENCES

FINANCIAL	REGULATORY	RISK MANAGEMENT	TECHNOLOGY	LIFE SCIENCES	PUBLIC COMPANY GOVERNANCE	AUDIT/TAX ACCOUNTING	GLOBAL
FOUR	THREE	EIGHT	FOUR	FIVE	SIX	TWO	SIX

Pursuant to the Securities Purchase Agreement entered into in connection with the issuance and sale of our Series C Preferred Stock, for so long as the Purchaser Parties (as defined in the Securities Purchase Agreement) hold 66.67% of the Series C Preferred Stock issued to them under the Securities Purchase Agreement, Blackstone Freeze Parent (as defined elsewhere in this Proxy Statement) has the right to nominate for election one member to the Board. Blackstone Freeze Parent designated Ram M. Jagannath as its initial nominee, and Mr. Jagannath was appointed to the Board on October 1, 2020. For additional information, see “Certain Relationships and Related Transactions” in this Proxy Statement.

Nominees for Election

The eight nominees for election as directors are set forth in the following table:

Linda Baddour	Linda Baddour, age 62, became a member of our board of directors in March 2021. Ms. Baddour is an experienced senior executive with over twenty years of experience across healthcare, life sciences and pharmaceuticals. Ms. Baddour has served on the board of directors of Waters Corporation (NYSE: WAT), a publicly traded analytical laboratory instrument and software company, since 2018, as well as Genstar Capital portfolio companies, Advarra, since 2019, and Signant Health, since 2020. From 2007 to 2018, Ms. Baddour served as Executive Vice President and Chief Financial Officer of PRA Health Sciences, Inc., a global contract research organization and data science company. During Ms. Baddour’s tenure, PRA Health Sciences grew from approximately 3,000 employees to over 17,000. From 1995 to 2007, Ms. Baddour worked at Pharmaceutical Product Development, Inc., a contract research organization, serving in various roles, including as Chief Financial Officer, Treasurer and Chief Accounting Officer. Ms. Baddour earned both a B.A. and M.B.A. from the University of North Carolina at Wilmington, and is a certified public accountant. Ms. Baddour’s financial and business expertise, including her background in global contract research organizations, financial leadership in mergers and acquisitions makes her well-qualified to serve as a member of the board of directors.
Richard Berman	Richard Berman, age 78, became a member of our board of directors in January 2015 and serves as Lead Director, Chairman of the Audit Committee and member of the Compensation Committee and Nomination and Governance Committee of our board of directors. Mr. Berman’s business career spans over 35 years of venture capital, senior management and merger & acquisitions experience. Mr. Berman has served as a director and/or officer of over a dozen public and private companies. From 2006 to 2011, he was Chairman of National Investment Managers, a company with $12 billion in pension administration assets. Mr. Berman is currently a director of four publicly traded companies: Cryoport Inc., Comsovereign Holding Corp., BioVie, Inc. and Cuentas, Inc. Over the last decade he has served on the board of 5 companies that have reached over $1 billion in market capitalization – Cryoport, Advaxis, EXIDE, Internet Commerce Corporation, and Ontrak (Catasys). Previously, Mr. Berman worked at Goldman Sachs; was Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments; created the largest battery company in the world in the 1980’s by merging Prestolite, General Battery and Exide to form Exide Technologies (XIDE); helped to create what is now Soho (NYC) by developing five buildings; and advised on over $4 billion of M&A transactions. He is a past Director of the Stern School of Business of NYU where he obtained his BS and MBA. He also has U.S. and foreign law degrees from Boston College and The Hague Academy of International Law, respectively. Mr. Berman’s financial and business expertise, including his background in biotechnology, international management and banking, and his extensive experience as a director in the public company context makes him well-qualified to serve as a member of the board of directors and Lead Director.

Daniel M. Hancock	Daniel Hancock, age 70, was appointed to our board of directors in January 2019 and serves as member of the Audit Committee and Scientific and Technology Committee. Mr. Hancock is currently President of DMH Strategic Consulting LLC. He retired from General Motors (“GM”) in 2011, after 43 years of service in GM's powertrain engineering and general management functions. His last position with GM was Vice President, Global Strategic Product Alliances. During this period, he served as Chairman of GM's DMAX and VM Motori diesel engine joint ventures with Isuzu and Fiat, respectively. Mr. Hancock's previous appointments at GM included: Vice President, Global Powertrain Engineering; CEO, Fiat-GM Powertrain; and President, Allison Transmission Division. Mr. Hancock is Chairman of the Board of Westport Fuel Systems (NASDAQ WPRT), a Vancouver, B.C. based global supplier of clean gaseous fuel parts, and systems for the transportation industry. He is also serving as chairman of the board of SuperTurbo Technologies, Inc., a privately-held developer of advanced turbo compounding systems for engines. In addition, Mr. Hancock serves in an advisory capacity to several global suppliers to the automotive and commercial vehicle industries. He was President of SAE International in 2014 and is a member of the National Academy of Engineering. He received a master's degree in mechanical engineering from Massachusetts Institute of Technology (MIT) and a bachelor's degree also in mechanical engineering from General Motors Institute (now Kettering University), Michigan. We believe Mr. Hancock’s global business experience, strong business acumen, and extensive manufacturing and engineering expertise qualifies him well to serve as a member of the board of directors.
Robert Hariri, M.D., Ph.D.	Dr. Hariri, M.D., Ph.D., age 61, became a member of our board of directors in September 2015 and serves as Chairman of the Scientific and Technology Committee and member of the Audit Committee and Nomination and Governance Committee of our board of directors. Dr. Hariri is a visionary surgeon, scientist, aviator and entrepreneur and serves the Founder, Chairman and CEO of Celularity, one of the world’s largest human cellular therapeutics companies. Previously, he served as the CEO of the Cellular Therapeutics Division of Celgene Corporation. Prior to joining Celgene Cellular Therapeutics as president in 2002, Dr. Hariri was founder, chairman and chief scientific officer at Anthrogenesis Corporation/LIFEBANK, Inc., a privately held biomedical technology and service corporation involved in the area of human stem cell therapeutics, which was acquired by Celgene in 2002. Dr. Hariri is also co-founder and president of Human Longevity, Inc., a genomics and cell-therapy company. He serves on numerous Boards of Directors including Bionik Laboratories Corp (OTCQX: BNKL), Myos Corporation (Nasdaq: MYOS), Provista Diagnostics and is a member of the Board of Visitors of the Columbia University School of Engineering &Applied Sciences and the Science &Technology Council of the College of Physicians and Surgeons; as well as a member of the Scientific Advisory Board for the Archon X PRIZE for Genomics, which is awarded by the X Prize Foundation. Dr. Hariri is also a Trustee of the Liberty Science Center and has been appointed Commissioner of Cancer Research by New Jersey Governor, Chris Christie. Dr. Hariri was recipient of the Thomas Alva Edison Award in 2007 and 2011 and has received numerous other honors for his many contributions to biomedicine and aviation. He has pioneered the use of stem cells to treat a range of life-threatening diseases and has over 140 issued and pending patents, has authored over 100 published chapters, articles and abstracts and is most recognized for his discovery of pluripotent stem cells from the placenta as a member of the team which discovered TNF (tumor necrosis factor). A jet-rated commercial pilot with thousands of hours of flight time in over 60 different military and civilian aircraft, Dr. Hariri is a founder of the Rocket Racing League, an extreme aerospace corporation and Jet-A Aviation, a heavy-jet charter airline. Dr. Hariri received his undergraduate training at Columbia College and Columbia University School of Engineering and Applied Sciences and was awarded his M.D. and Ph.D. degrees from Cornell University Medical College. Dr. Hariri received his surgical training at The New York Hospital-Cornell Medical Center where he also directed the Aitken Neurosurgery Laboratory and the Center for Trauma Research. Dr. Hariri’s training as a scientist, his knowledge and experience with respect to the biomedical and pharmaceutical industries and his extensive research and experience makes him well-qualified to serve as a member of the board of directors.

Ram M. Jagannath	Ram Jagannath, age 44, is a Senior Managing Director and Global Head of Healthcare for Blackstone Growth and Tactical Opportunities, based in New York. He is a member of the Blackstone Growth Investment Committee. Since joining Blackstone in 2019, Mr. Jagannath has led Blackstone’s acquisitions of HealthEdge Software and ZO Skin Health, as well as its investments in Bright Health and the Company. He also helped lead Blackstone’s equity investment in Alnylam (NASDAQ: ALNY) and its purchase of Alnylam’s inclisiran royalty. Before joining Blackstone, Mr. Jagannath was a founding Partner of Navab Capital Partners (“NCP”), where he was Head of Healthcare and a member of NCP’s Management and Investment Committees. Prior to NCP, he was a Managing Director of The Carlyle Group, focused on healthcare investments in Carlyle’s flagship US Buyout private equity fund. During his twelve years at Carlyle, Mr. Jagannath was a member of the teams which invested in One Medical Group (NASDAQ: ONEM), Pharmaceutical Product Development (NASDAQ: PPD), X-Chem, Ortho Clinical Diagnostics (NASDAQ: OCDX), Healthscope Ltd. (ASX: HSO), and HCR ManorCare. Previously, he worked at Genstar Capital and Thomas Weisel Capital Partners. Mr. Jagannath currently serves as Chairman of the Board of HealthEdge Software and as a Director of ZO Skin Health. He also serves on the Board of Visitors of the Duke University Pratt School of Engineering and on the Board of Directors of Centering Healthcare Institute. Mr. Jagannath was previously a term member of the Council on Foreign Relations. Mr. Jagannath received a B.S.E. in Biomedical and Electrical Engineering with a minor in Economics from Duke University, a J.D. from the Northwestern University Pritzker School of Law, and an M.B.A. from the Northwestern University Kellogg School of Management. After Duke, he was a Fulbright Scholar in Economic Development at the University of Zagreb in Croatia. Mr. Jagannath’s experience in the healthcare industry, in mergers and acquisitions, and his background in engineering make him well-qualified to serve as a member of the board of directors.
Ramkumar Mandalam, Ph.D.	Dr. Mandalam, age 56, became a member of our board of directors in June 2014 and serves as Chairman of the Governance and Nomination Committee and member of the Compensation Committee our board of directors. Dr. Mandalam is the CEO, President and Board Member of Cellerant Therapeutics, Inc., a clinical stage biotechnology company developing novel cell-based and antibody therapies for cancer treatment and blood-related disorders. Under his leadership, Cellerant has developed a pipeline of candidates for treatment of hematological malignancies and has rapidly expanded from an early-stage to an advanced clinical-stage company. Prior to joining Cellerant in 2005, he was the Executive Director of Product Development at Geron Corporation, a biopharmaceutical company where he managed the development and manufacturing of cell-based therapies for treatment of degenerative diseases and cancer. From 1994 to 2000, he held various positions in research and development at Aastrom Biosciences, where he was responsible for programs involving ex vivo expansion of human bone marrow stem cells and dendritic cells. Dr. Mandalam serves on the Boards of Cryoport Inc. and Stempeutics Research Pvt. Ltd. Dr. Mandalam received his Ph.D. in Chemical Engineering from the University of Michigan, Ann Arbor, Michigan. Dr. Mandalam is the author or co-author of several publications, patent applications, and abstracts. Dr. Mandalam’s training as a scientist, extensive background in biotechnology and management expertise and makes him well-qualified to serve as a member of the board of directors.

Jerrell W. Shelton	Jerrell W. Shelton, age 75, became a member of our board of directors in October 2012 and was appointed President and Chief Executive Officer of the Company in November 2012. He was appointed Chairman of the Board in October 2015. He served on the Board of Directors and standing committees of Solera Holdings, Inc. from April 2007 through November 2011. From June 2004 to May 2006, Mr. Shelton was the Chairman and CEO of Wellness, Inc., a provider of advanced, integrated hospital and clinical environments. Prior to that, he served as Visiting Executive to IBM Research and Head of IBM’s WebFountain. From October 1998 to October 1999, Mr. Shelton was Chairman, President and CEO of NDC Holdings II, Inc. Between October 1996 and July 1998, he was President and CEO of Continental Graphics Holdings, Inc. And from October 1991 to July 1996, Mr. Shelton served as President and CEO of Thomson Business Information Group. Mr. Shelton has a B.S. in Business Administration from the University of Tennessee and an M.B.A. from Harvard University. Mr. Shelton’s extensive leadership, management, strategic planning and financial expertise through his various leadership and directorship roles in public, private and global companies, makes him well-qualified to serve as a member of the board of directors.
Edward J. Zecchini	Edward J. Zecchini, age 60, became a member of our board of directors in September 2013 and serves as Chairman of the Compensation Committee and member of the Audit Committee and the Scientific and Technology Committee. Mr. Zecchini is also a director of the publicly traded behavioral healthcare company, Ontrak, Inc. Mr. Zecchini currently serves as Managing Member at IT Analytics LLC. Prior to that, Mr. Zecchini served as Chief Information Officer at Remedy Partners, Inc., from April 2014 to October 2019 and served as Executive Vice President and Chief Technology Officer at Sandata Technologies, LLC, from May 2010 to March 2014. Prior to that, Mr. Zecchini held senior executive positions at Touchstone Healthcare Partnership, HealthMarkets, Inc., Thomson Healthcare and SportsTicker, Inc. Mr. Zecchini has over thirty years of experience in the healthcare and information technology industries. Mr. Zecchini holds a Bachelor of Arts degree from the State University of New York at Oswego. Mr. Zecchini’s business expertise, including his background and extensive experience in information technology and management makes him well-qualified to serve as a member of the board of directors.

Required Vote

Directors are elected by the affirmative vote of the holders of a plurality of the shares for which votes are cast. The eight nominees who receive the greatest number of votes cast “FOR” the election of such nominees shall be elected as directors. Votes withheld and broker non-votes as to the election of directors will not be counted in determining which nominees received the largest number of votes cast. Stockholders may not cumulate votes in the election of directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES.

CORPORATE GOVERNANCE STRUCTURE AND FUNCTION

How often did the Board meet during 2020?

During 2020, there were seven meetings of the Board, as well as several actions taken with the unanimous written consent of the Board with informal discussions and communication prior to the execution of such consents, but without a meeting. In 2020, each director attended at least 75% of the aggregate number of meetings of the Board and committees on which such director served (during the periods for which the director served on the Board and such committees), except for Dr. Hariri. Mr. Shelton attended all Board meetings and chaired our 2020 Annual Meeting of Stockholders. The Company does not have a written policy requiring directors to attend the annual meeting of stockholders. Last year, one director, Mr. Shelton, attended our 2020 Annual Meeting of Stockholders.

Do we have independent directors?

Our Board is responsible for determining the independence of our directors. For purposes of determining director independence, our Board has applied the definitions set forth in NASDAQ Rule 5605(a)(2) and the related rules of the Securities and Exchange Commission (the “SEC”). Based upon its evaluation, our Board has affirmatively determined that the following directors meet the standards of independence: Mr. Berman, Mr. Hancock, Dr. Hariri, Dr. Mandalam, Mr. Jagannath, Mr. Zecchini and Ms. Baddour.

What Committees has the Board established?

Our Board has established an Audit Committee, a Compensation Committee, a Nomination and Governance Committee and a Science and Technology Committee. Charters for each of these committees are available on the Company’s website at www.cryoport.com on the “Corporate Governance: Governance Documents” page under the heading “Investor Relations.” Information on the website does not constitute a part of this Proxy.

Audit Committee

The functions of the Audit Committee are to (i) review the qualifications of the independent auditors, our annual and interim financial statements, the independent auditor’s report, significant reporting or operating issues and corporate policies and procedures as they relate to accounting and financial controls; and (ii) consider and review other matters relating to our financial and accounting affairs. The current members of the Audit Committee are Mr. Berman, who is the Audit Committee Chairman, Mr. Hancock, Dr. Hariri and Mr. Zecchini. The Company has determined that (i) Mr. Berman qualifies as an “audit committee financial expert” as defined under the rules of the SEC and is “independent” under SEC and NASDAQ rules applicable to audit committee members, and (ii) Mr. Hancock, Dr. Hariri and Mr. Zecchini meet NASDAQ’s financial literacy and financial sophistication requirements and are “independent” under SEC and NASDAQ rules applicable to audit committee members. During 2020, the Audit Committee held six meetings. In addition, the Audit Committee regularly held discussions regarding the consolidated financial statements of the Company during Board meetings.

Compensation Committee

The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers, to produce an annual report on executive compensation for inclusion in the Company’s Proxy Statement, as necessary, and to oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs including stock incentive and benefit plans. The current members of the Compensation Committee are Mr. Zecchini, who is the Compensation Committee Chairman, Dr. Mandalam and Mr. Berman, each of whom is “independent” under SEC and NASDAQ rules applicable to compensation committee members. Each of the current members of the Compensation Committee is a “non-employee director” under Section 16 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). During 2020, the Compensation Committee held three meetings.

Nomination and Governance Committee

The functions of the Nomination and Governance Committee are to (i) make recommendations to the Board regarding the size of the Board, (ii) make recommendations to the Board regarding criteria for the selection of director nominees, (iii) identify and recommend to the Board for selection as director nominees individuals qualified to become members of the Board, (iv) recommend committee assignments to the Board, (v) recommend to the Board corporate governance principles and practices appropriate to the Company, (vi) provide oversight over the Company’s sustainability efforts as formalized in its Environmental, Social and Governance (ESG) Program, and (vii) lead the Board in an annual review of its performance. The current members of the Nomination and Governance Committee are Dr. Mandalam, who is the Nomination and Governance Committee Chairman, Mr. Berman and Dr. Hariri. During 2020, the Nomination and Governance Committee did not hold any formal meetings.

Science and Technology Committee

The functions of the Science and Technology Committee are to oversee matters pertaining to the Company’s strategic direction as related to products, systems and services serving the Company’s client businesses and investments in research and development and technology relating to same. The current members of the Science and Technology Committee are Dr. Hariri, who is the Science and Technology Committee Chairman, Mr. Hancock and Mr. Zecchini. During 2020, the Science and Technology Committee did not hold any meetings.

What are the nominating procedures and criteria?

Director Qualifications. The Nomination and Governance Committee believes that persons nominated to the Board should have personal integrity and high ethical character. Candidates should not have any interests that would materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed by a director to the Company and its stockholders. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring any particular stockholder group or other constituency of the Company and must be prepared to devote adequate time to the Board and its committees.

Identifying Director Candidates. The Nomination and Governance Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors when vacancies occur. The Nomination and Governance Committee has a policy of re-nominating incumbent directors who continue to satisfy the committee’s criteria for membership and whom the Nomination and Governance Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

In filling vacancies of the Board, the Nomination and Governance Committee will solicit recommendations for nominees from the persons the committee believes are likely to be familiar with (i) the needs of the Company and (ii) qualified candidates. These persons may include members of the Board and management of the Company. The Nomination and Governance Committee may also engage a professional search firm to assist in identifying qualified candidates. In evaluating potential nominees, the Nomination and Governance Committee will oversee the collection of information concerning the background and qualifications of the candidate and determine whether the candidate satisfies the minimum qualifications required by the committee for election as director and whether the candidate possesses any of the specific skills or qualities that under the Board’s policies must be possessed by one or more members of the Board.

The Nomination and Governance Committee’s written policy on Board diversity provides that, when evaluating potential candidates for nomination, we will consider all aspects of each candidate’s qualifications and skills in the context of the needs of the Company at that point in time with a view to creating a Board with diversity along multiple dimensions, including race, ethnicity, gender, age, education, cultural background, opinions, skills, perspectives, professional experiences and other differentiating characteristics. While there can be no assurance such candidates will emerge, it is in the best interest of the Company, as a global provider of logistics services to the life sciences industry, to embrace the richness of diversity whenever possible.

The Nomination and Governance Committee will make its selections based on all the available information and relevant considerations. The Nomination and Governance Committee’s selection will be based on who, in the view of the committee, will be best suited for membership on the Board. In making its selection, the Nomination and Governance Committee will evaluate candidates proposed by stockholders under criteria similar to other candidates, except that the committee may consider, as one of the factors in its evaluation, the size and duration of the interest of the recommending stockholder in the stock of the Company. The Nomination and Governance Committee may also consider the extent to which the recommending stockholder intends to continue to hold its interest in the Company, including whether the recommending stockholder intends to continue holding its interest at least through the time of the meeting at which the candidate is to be elected.

Stockholder Nominees. The Nomination and Governance Committee will consider director nominee recommendations by stockholders, provided the names of such nominees, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of the Company in accordance with the manner described for stockholder nominations under the heading “Stockholder Proposals for Next Annual Meeting.” There are no differences in the manner in which the Nomination and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. The Secretary will forward all validly submitted recommendations to the Nomination and Governance Committee. The acceptance of a recommendation from a stockholder does not imply that the Nomination and Governance Committee will recommend to the Board the nomination of the stockholder recommended candidate.

Blackstone Nominee. Pursuant to the Securities Purchase Agreement entered into in connection with the issuance and sale of our Series C Preferred Stock, for so long as the Purchaser Parties hold 66.67% of the Series C Preferred Stock issued to them under the Securities Purchase Agreement, Blackstone Freeze Parent has the right to nominate for election one member to the Board. Blackstone Freeze Parent designated Ram M. Jagannath as its initial nominee, and Mr. Jagannath was appointed to the Board on October 1, 2020. For additional information, see “Certain Relationships and Related Transactions” in this Proxy Statement.

How is the Board structured?

Pursuant to our Amended and Restated Bylaws, the Chairman of the Board presides at meetings of the Board. The Chairman of the Board is currently the Company’s President and Chief Executive Officer, Mr. Shelton.

The Board has determined that its current structure, with a combined Chairman and Chief Executive Officer, is in the best interests of the Company and its stockholders. The Board believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure for the Company given Mr. Shelton’s in-depth knowledge of the Company’s technology, business and industry, and his ability to formulate and implement strategic initiatives. Further, Mr. Shelton is intimately involved in the day-to-day operations of the Company and is thus in a position to elevate the most critical business issues for consideration by the independent directors of the Board.

The Board has appointed Mr. Berman as the Lead Director. Among other responsibilities, Mr. Berman presides over regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the Chairman and Chief Executive Officer and the independent directors, and performs such additional duties as our Board may otherwise determine and delegate. We believe the appointment of a Lead Director, the independent nature of the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee, as well as the practice of the independent directors regularly meeting in executive session without Mr. Shelton and the other members of the Company’s management present, ensures that the Board maintains a level of independent oversight of management that is appropriate for the Company.

Are there any family relationships among the directors and the executive officers?

There are no family relationships among any of our directors and executive officers.

What is the Board’s role in risk oversight?

The Board oversees an enterprise-wide approach to risk management that is designed to support the achievement of organizational objectives to improve long-term performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. In setting the Company’s business strategy, the Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for the Company.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives financial risk assessment reports from management. Risks related to the compensation programs are reviewed by the Compensation Committee. The Nomination and Governance Committee is responsible for governance risk, including oversight of the Company’s policies on avoidance of conflicts of interest, insider trading, and management succession. The Board is advised by these committees of significant risks and management’s response via periodic updates.

Do we have a code of ethics?

We have adopted our Code of Ethical Business Conduct that applies to our directors and all employees, including our Chief Executive Officer and Chief Financial Officer. We have posted the text of our Code of Ethical Business Conduct on our website at www.cryoport.com on the “Investor Relations: Corporate Governance” page under the heading “Governance Documents.” We intend to satisfy the requirement under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of our Code of Ethical Business Conduct by posting such information on our website.

How can stockholders communicate with the Board?

The Board encourages stockholders to send communications about bona fide issues concerning the Company to the Board or specified members through its Nomination and Governance Committee. All such communications, except those related to stockholder proposals discussed under the heading “Stockholder Proposals for Next Annual Meeting,” must be sent to the Nomination and Governance Committee Chairman at the Company’s offices at 112 Westwood Place, Suite 350, Brentwood, Tennessee 37027. Any such communication will be promptly distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Nomination and Governance Committee Chairman, to be improper for submission to the intended recipient or recipients.

PROPOSAL 2 — TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY AND ITS SUBSIDIARIES FOR THE YEAR ENDING DECEMBER 31, 2021

The Audit Committee has selected Ernst & Young LLP (“E&Y”) to audit the Company’s consolidated financial statements for the year ending December 31, 2021. The Board, upon the recommendation of the Audit Committee, has ratified the selection of E&Y as the Company’s independent registered public accounting firm for 2021, subject to ratification by the stockholders. E&Y has served in this capacity for the year ended December 31, 2020 and has reported on the Company’s December 31, 2020 consolidated financial statements. There were no disagreements between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Representatives of E&Y are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of E&Y as the Company’s independent auditors is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of E&Y to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Required Vote

Approval of the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for 2021 requires the affirmative vote of a majority of votes cast. Abstentions will not be counted as votes for or against such proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

Independent Registered Public Accounting Firm Fees

The following table shows the fees that were billed to us for the audit and other services provided to the Company by Ernst & Young LLP (“E&Y”) in 2020 and 2019.

	Year Ended December 31, 2020	Year Ended December 31, 2019
Audit Fees	$1,304,000	$379,000
Audit-Related Fees	459,000	—
Tax Fees	953,000	—
Other Fees	—	—

	$2,716,000	$379,000

The fees billed to us by E&Y during or related to the years ended December 31, 2020 and 2019 consist of audit fees, audit-related fees and tax fees, as follows:

Audit Fees. Audit fees consist of the fees for professional services rendered for the audit of our financial statements, audit of our internal control over financial reporting, review of our quarterly financial statements, filing of our registration statements, and accounting consultations.

Audit-Related Fees. Audit-related fees consist of the fees for professional services rendered for due diligence services related to acquisitions.

Tax Fees. Tax fees consist of the fees for professional services rendered in connection with tax compliance, tax advisory and tax planning.

All Other Fees. All other fees consist of fees for services other than the services reported in audit fees, audit-related fees and tax fees.

Policy on Audit Committee Pre-Approval of Fees

The Audit Committee must pre-approve all services to be performed for us by our independent auditors. Pre-approval is granted usually at regularly scheduled meetings of the Audit Committee. If unanticipated items arise between regularly scheduled meetings of the Audit Committee, the Audit Committee has delegated authority to the chairman of the Audit Committee to pre-approve services, in which case the chairman communicates such pre-approval to the full Audit Committee at its next meeting. The Audit Committee also may approve the additional unanticipated services by either convening a special meeting or acting by unanimous written consent. During the years ended December 31, 2020 and 2019, all services billed by E&Y were pre-approved by the Audit Committee in accordance with this policy.

Information Regarding Change of Independent Registered Public Accounting Firms

As reported on the Company’s Current Report on Form 8-K, dated August 20, 2019, on August 15, 2019, the Company, at the direction of the Audit Committee, approved the appointment of E&Y as the Company’s new independent registered public accounting firm, effective upon the dismissal of KMJ on August 15, 2019.

During the fiscal years ended December 31, 2018 and 2017, and the subsequent interim period through August 15, 2019, neither the Company nor anyone acting on its behalf consulted with E&Y regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided nor oral advice was provided to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company notified KMJ on August 15, 2019 that it would be replaced as the Company’s independent registered public accounting firm, effective immediately. The decision to change independent registered public accounting firms was approved by the Audit Committee. KMJ’s reports on the Company’s financial statements for the years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through August 15, 2019, there were (i) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) with KMJ on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KMJ, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements of the Company for such years, and (ii) no reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

PROPOSAL 3 — TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This advisory vote is commonly referred to as a “say-on-pay” proposal and is being provided as required by Section 14A of the Exchange Act. At the 2019 Annual Meeting of the Stockholders, our stockholders selected one year as the desired frequency of future stockholder say-on-pay votes, and we have adopted that approach. The stockholders will be asked to vote again on the frequency of say-on-pay votes at the 2025 Annual Meeting of Stockholders.

As described in the “Compensation Discussion and Analysis” and in the accompanying tables and narrative disclosure, our executive compensation programs are designed to motivate our executive officers to enhance stockholder value, to provide a fair reward for this effort and to stimulate our executive officers’ professional and personal growth. The Company seeks to provide near-term and long-term financial incentives that align the executive officers’ interest with those of the stockholders and focus executive officer behavior on the achievement of near-term corporate goals, as well as long-term business objectives and strategies. We believe that this alignment between executive compensation and stockholder interests has driven corporate performance over time.

The Board and Compensation Committee make executive compensation decisions every year, and our directors look to the annual advisory vote for information to consider when they make decisions with respect to our compensation philosophy, policies, and practices. Specifically, in response to the results of the say-on-pay proposal at the 2020 Annual Meeting of the Stockholders, we conducted an extensive outreach effort with our stockholders and considered both the vote outcome and additional feedback collected through this outreach as part of its annual evaluation of our executive compensation program for our named executive officers. As a result, the Compensation Committee has implemented several design changes to our executive compensation program. Please read the “Compensation Discussion and Analysis” and the accompanying tables and narrative disclosure for information about these design changes and other information to inform your vote on this Proposal 3. Accordingly, we are asking our stockholders to vote “FOR” the following non-binding, advisory resolution on the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement:

“RESOLVED, that the stockholders of the Company APPROVE, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

We urge you to read the “Compensation Discussion and Analysis” and the accompanying tables and narrative disclosure for additional details on the Company’s executive compensation, including our governance, framework, components, and the compensation decisions for the named executive officers for the fiscal year ended December 31, 2020.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and the Company’s executive compensation principles, policies and procedures.

Required Vote

Adoption of this resolution will require a majority of votes cast. Abstentions and broker non-votes will not be counted as votes for or against such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, INCLUDING IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board, which is comprised solely of independent directors within the meaning of applicable rules of NASDAQ, outside directors within the meaning of Section 162(m) of the Code and non-employee directors within the meaning of Rule 16b-3 under the Exchange Act, is responsible for developing executive compensation policies and advising the Board with respect to such policies and administering the Company’s cash and equity incentive plans. The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the Chief Executive Officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews non-employee director compensation. All decisions with respect to executive compensation are approved by the Compensation Committee and all decisions with respect to director compensation are recommended by the Compensation Committee to the full Board of Directors for approval.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee:

Edward Zecchini, Chair

Ram Mandalam

Richard Berman

PROPOSAL 4 — TO APPROVE AN AMENDMENT TO THE CRYOPORT, INC. 2018 OMNIBUS EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES UNDER THE PLAN

Vote Required for Approval

Approval of Proposal 4 will require the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes for or against such proposal.

General Information

The Company’s Board of Directors adopted the Cryoport, Inc. 2018 Omnibus Equity Incentive Plan (the “2018 Plan”) on March 27, 2018. The 2018 Plan was approved by our stockholders at the Company’s 2018 Annual Meeting. The 2018 Plan was subsequently amended by the first amendment to the 2018 Plan (the “First Amendment”) that became effective on February 25, 2021. The changes made to the 2018 Plan by the First Amendment were clarifying and administrative in nature and did not require stockholder approval.

As of December 31, 2020, only 921,288 shares remained available for grant under the 2018 Plan and, assuming the current usage rate, the Company expects these remaining shares will be depleted by the end of 2021. In order to continue to have an appropriate supply of shares available for grant under the 2018 Plan, on February 25, 2021, the Board adopted, subject to stockholder approval, an amendment to the 2018 Plan that would increase the total number of shares of common stock reserved and available for grant by 2,850,000 shares (the “Second Amendment”). If stockholder approval is obtained, the Second Amendment will be effective as of the date of the Annual Meeting.

Dilution Under the 2018 Plan

The following includes aggregated information regarding the overhang and dilution associated with the 2018 Plan and the potential stockholder dilution that would result if the Second Amendment is approved. This information is as of December 31, 2020. As of that date, there were approximately 39,837,058 shares of common stock outstanding:

•	Outstanding full-value awards (restricted stock units and performance stock units): none;
•	Outstanding stock options: 7,554,305 shares (15.6% of our fully-diluted shares outstanding) (outstanding stock options have a weighted average exercise price of $10.29 and a weighted average remaining term of 6.6 years);
•	Total shares of common stock available for future awards under the 2018 Plan: 921,288 shares (1.9% of our fully-diluted shares outstanding);
•	The total number of shares of common stock subject to outstanding awards (7,554,305 shares), plus the total number of shares available for future awards under the 2018 Plan (921,288 shares), represents a current fully-diluted overhang percentage of 17.5% (in other words, the potential dilution of our stockholders represented by the 2018 Plan); and
•	If the Second Amendment is approved, the total shares of common stock subject to outstanding awards as of December 31, 2020 (7,554,305 shares), plus the shares remaining available for future awards under the 2018 Plan (921,288 shares), plus the proposed new shares available for issuance under the 2018 Omnibus Incentive Plan as amended by the Second Amendment (2,850,000 shares), represent a total fully-diluted overhang of 11,325,593 shares (22.1%) under the 2018 Plan.

For the years ended December 31, 2018 through 2020, we granted awards under the 2018 Plan as follows:

	Equity Compensation Usage
	2020	2019	2018	3-Year Avg.
Options	1,789,000	1,544,850	1,123,100	1,486,650
Gross Usage (% Outstanding)	4.60%	4.63%	3.98%	4.40%
Weighted Average Shares Outstanding	38,852,432	33,394,285	28,210,648	33,485,788

In determining the number of shares to request for approval under the Second Amendment, our management team worked with Frederic W. Cook & Co., Inc., the Compensation Committee’s independent compensation consultant, and the Compensation Committee to evaluate a number of factors.

If the Second Amendment is approved, we intend to utilize the shares authorized to continue our practices of incenting new hires through new-hire grants and incenting key individuals through annual equity grants. Our Compensation Committee would retain full discretion under the 2018 Plan to determine the number and amount of awards to be granted under the 2018 Plan, subject to the terms of the 2018 Plan, and future benefits that may be received by participants under the 2018 Plan are not determinable at this time.

As noted above, as of December 31, 2020, 921,288 shares remained available for future awards under the 2018 Plan. If the Second Amendment is approved, as of the effective date of the Second Amendment (April 30, 2021), a total of 3,771,288 shares (comprised of the 921,288 shares that remained available for future awards as of December 31, 2020, plus the newly added 2,850,000 shares), less any shares subject to awards granted between December 31, 2020 and April 30, 2021, will be available for future awards under the 2018 Plan (subject to the terms of the 2018 Plan, including adjustments for changes in capitalization and the share counting/recycling provisions).

We believe that we have demonstrated a commitment to sound equity compensation practices. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

The Board believes that the increase is necessary for several reasons:

1.	With the last two acquisitions the global headcount has increased from approximately 140 to approximately 625 as of December 31, 2020.
2.	The Company plans to grow organically on a global basis which will drive headcount that will be incentivized through the 2018 Plan.
3.	The Company also plans to continue to grow through acquisitions and that any future employees from these acquisitions will be included in the 2018 Plan.
4.	The importance of aligning all employees with our shareholders. We believe that it is important that all full-time employees have a stake in the Company in form of equity grants that will incentivize them to create shareholder value.

The Board and management believe that the additional shares from the Second Amendment will be sufficient to cover the Company’s equity compensation needs for two or three years, although this could change based on factors including actual acquisition activity. If the Second Amendment is not approved by the stockholders, awards will continue to be made under the 2018 Plan as currently in effect to the extent shares are available.

The closing price of our common stock, as reported on The Nasdaq Capital Market on March 10, 2021 was $54.06 per share. If the Second Amendment is approved by the stockholders, we anticipate filing a Form S-8 registration statement with the SEC shortly after the Annual Meeting to register the shares authorized for issuance under the Second Amendment.

SUMMARY OF 2018 PLAN

The following is a summary of the material terms of the 2018 Plan, as amended by the First Amendment and the proposed Second Amendment. The summary is qualified by reference to the full text of the 2018 Plan, as amended by the proposed Second Amendment, a copy of which is attached to this Proxy Statement as Appendix A. Capitalized terms used in the summary below but not defined therein have the meanings given to such terms in the 2018 Plan.

Administration

The 2018 Plan is administered by the Compensation Committee. At all times during which the Compensation Committee is administering the 2018 Plan it shall be comprised of at least two (2) members of the Board. Each Compensation Committee member must be a “non-employee director” as defined in Rule 16b-3 of the Exchange Act if required to meet the conditions for exemption from Section 16(b) of the Exchange Act and “independent” for purposes of for purposes of the applicable NASDAQ Listing Rules. The Compensation Committee, by majority action, is authorized to interpret the 2018 Plan, to prescribe, amend, and rescind rules and regulations relating to the 2018 Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the 2018 Plan, to the extent they are not inconsistent with the 2018 Plan.

The Compensation Committee shall have the authority, in its sole discretion, to determine: (a) the participants who are entitled to receive awards under the 2018 Plan; (b) the types of awards; (c) the times when awards shall be granted; (d) the number of awards; (e) the purchase price or exercise price, if any, and the period(s) during which such awards shall be exercisable (whether in whole or in part); (f) the restrictions applicable to awards; (g) the form of each award agreement, which need not be the same for each participant; (h) the other terms and provisions of any award, which need not be the same for each participant, including, but not limited to, whether and to what extent, and in what circumstances an award may be settled in cash, stock, other awards, or other property or whether an award may be cancelled, forfeited, exchanged or surrendered; (i) the schedule for lapse of restrictions or limitations and accelerations or waivers thereof, based in each case on such considerations as the Compensation Committee deems appropriate; (j) whether to establish, adopt or revise any rules and regulations as it deems necessary or advisable to administer the 2018 Plan; (k) whether to correct any defects and reconcile any inconsistencies in the 2018 Plan or any award agreement; and (l) the rules, procedures, regulations, or subplans that it deems necessary or appropriate to interpret and administer the 2018 Plan in foreign countries for participants providing services outside of the United States.

Stock Subject to 2018 Plan

The total number of shares of stock available for grant under the 2018 Plan, as amended by the proposed Second Amendment, will be 7,850,000, subject to adjustment upon the occurrence of any of the events described in the 2018 Plan. The shares of common stock to be delivered under the 2018 Plan may consist, in whole or in part, of authorized but unissued stock or shares purchased on the open market or treasury stock not reserved for any other purpose.

Solely for purposes of calculating the number of shares available for grant under the 2018 Plan, the following share counting rules shall apply:

•	The number of shares of available for grant under the 2018 Plan shall be reduced by one share for each share subject to awards granted under the 2018 Plan.
•	If any award granted under the 2018 Plan, or any award outstanding under any Prior Plan after the effective date terminates, expires, or lapses for any reason, or is settled in cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the shares subject to such award, then in each such case, the number of shares subject to such award shall again be available or added to the shares available for grant under the 2018 Plan on a one-for-one basis.
•	In the event that any shares are tendered or withheld to pay the exercise price of a stock-settled stock appreciation right or option (for example, through a broker-assisted “cashless” exercise of an option) or an option granted under any Prior Plan (or a portion thereof), then in each such case the shares so tendered or withheld shall be added to the shares available for grant under the 2018 Plan on a one-for-one basis.
•	In the event that any shares are tendered or withheld to satisfy a tax withholding obligation arising in connection with an award or Prior Plan award, then in each such case the shares so tendered or withheld shall be added to the shares available for grant under the 2018 Plan on a one-for-one basis.

Individual Limitations on Awards

Subject to adjustment: (i) the maximum number of shares of stock that may be granted to any one participant during any one calendar year with respect to one or more stock option or stock appreciation rights awards is 1,000,000; (ii) the maximum number of shares of stock that may be granted to any one participant during any one calendar year with respect to one or more awards other than stock option or stock appreciation rights awards is 1,000,000.

Non-Employee Director Compensation Limit

The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director during any single calendar year, plus the total cash compensation paid to such director for services rendered for such calendar year as a non-employee director, shall not exceed $750,000.

Eligibility

All employees, officers, non-employee directors of, and consultants to, the Company or an Affiliate, as determined by the Compensation Committee, are eligible to participate in the 2018 Plan. As of December 31, 2020, there were approximately 625 employees, including officers, approximately 18 consultants and six non-employee directors eligible to participate in the 2018 Plan.

Awards Available Under the 2018 Plan

The following types of awards may be granted pursuant to the 2018 Plan: options, SARs, restricted stock rights, restricted stock, performance share units, performance shares, performance cash awards, stock grant awards, and stock unit awards.

Stock Options. The Compensation Committee may grant incentive stock options and nonqualified stock options under the 2018 Plan. Incentive stock options will be granted only to participants who are employees. The exercise price of all options granted under the 2018 Plan will be at least 100% of the fair market value of Company stock on the grant date. No option may be exercised more than ten (10) years from the grant date. The Compensation Committee will determine the methods by which the exercise price of an option may be paid, including, without limitation, cash, previously acquired shares of stock, any net-issuance arrangement, any broker-assisted “cashless exercise” arrangement, or by a combination thereof. A participant will have no rights as a stockholder with respect to options until the record date of the stock purchase.

Restricted Stock Rights. The Compensation Committee may grant restricted stock rights awards under the 2018 Plan. A restricted stock right award gives the participant the right to receive a specified number of shares of stock, or cash equal to the fair market value of a specified number of shares of stock, subject to such conditions and/or restrictions as the Compensation Committee may impose. Settlement of the award will not occur until the specified conditions and/or restrictions lapse. The restrictions typically involve the achievement of specified performance goals and/or the continued employment of the participant until a specified date. As a general rule, if a participant terminates employment when the restricted stock right is subject to restrictions, the participant forfeits the unvested restricted stock rights. During the period of restriction, participants holding restricted stock rights have no voting rights with respect to the award.

Restricted Stock. The Compensation Committee may grant restricted stock under the 2018 Plan. A restricted stock award gives the participant the right to receive a specified number of shares of stock at a purchase price determined by the Compensation Committee (including and typically zero). Restrictions limit the participant’s ability to transfer the stock and subject the stock to a substantial risk of forfeiture until specific conditions or goals are met. The restrictions will lapse in accordance with a schedule or other conditions as determined by the Compensation Committee. As a general rule, if a participant terminates employment when the restricted stock is subject to restrictions, the participant forfeits the unvested restricted stock.

Performance Shares. The Compensation Committee may grant performance share awards under the 2018 Plan. A performance share award grants the participant the right to receive a specified number of shares depending on the satisfaction of any one or more performance goals. Performance may be measured on a specified date or dates or over any period or periods determined by the Compensation Committee.

Performance Share Units. The Compensation Committee may grant performance share unit awards under the 2018 Plan. A performance share unit award gives the participant the right to receive a specified number of shares of stock, cash, or a combination thereof, depending on the satisfaction of any one or more performance goals. Performance may be measured on a specified date or dates or over any period or periods determined by the Compensation Committee.

Performance Cash Awards. The Compensation Committee may grant performance cash awards under the 2018 Plan. A performance cash award gives the participant the right to receive an amount of cash depending on the satisfaction of any one or more performance goals. Performance may be measured on a specified date or dates or over any period or periods determined by the Compensation Committee.

Stock Appreciation Rights. The Compensation Committee may grant SARs under the 2018 Plan. A SAR gives the participant the right to share in the appreciation in value of one (1) share of stock of the Company. Appreciation is calculated as the excess of (i) the fair market value of a share of common stock on the settlement date over (ii) the base value of the SAR, which may not be less than the fair market value of a share of common stock on the grant date. Payment for SARs shall be made in cash or shares, or a combination thereof. Each SAR shall expire at such time or times specified by the Compensation Committee, provided that all SARs shall last no later than ten (10) years from the grant date.

Stock Grant Awards. The Compensation Committee may grant stock grant awards under the 2018 Plan. A stock grant award gives the participant the right to receive (or purchase at such price as determined by the Compensation Committee) a designated number of shares of stock free of any vesting restrictions. The purchase price, if any, for a stock grant award shall be payable in cash or other form of consideration acceptable to the Compensation Committee. A stock grant award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant.

Stock Unit Awards. The Compensation Committee may grant stock unit awards under the 2018 Plan. A stock unit award gives the participant the right to receive a designated number of shares of stock, or a cash payment equal to the fair market value (determined as of a specified date) of a designated number of shares of stock, in the future free of any vesting restrictions. A stock unit award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant.

Restrictions

The Compensation Committee may impose such restrictions on any awards under the 2018 Plan as it may deem advisable, including restrictions under applicable federal securities law, under the requirements of any stock exchange upon which the Company’s common stock is then listed and under any blue sky or state securities law applicable to the awards.

Change in Control

The 2018 Plan generally calls for “double trigger” vesting following the closing of a transaction that results in a change in control. In other words, a participant’s unvested awards will not become fully exercisable and/or vested unless the participant incurs a termination of employment without cause or the participant resigns his or her employment for good reason in connection with or during the twenty-four (24) month period following a change in control.

Clawback

Every award issued under the 2018 Plan is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or Company policy. By accepting an award, a participant agrees to return to the Company the full amount required by applicable law or Company policy.

Non-transferability

The Compensation Committee may, in its sole discretion, determine the right of a participant to transfer any award granted under the 2018 Plan, provided that in no event may an Award be transferred for value or consideration. Unless otherwise determined by the Compensation Committee, no award granted under the 2018 Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, but for the fact that it relates to an award granted under the 2018 Plan) in favor of a spouse, or, if applicable, until the termination of any period of restriction or satisfaction of performance goals for a performance period as determined by the Compensation Committee.

Adjustment Provisions

In the event of any change in the outstanding shares of stock by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the Compensation Committee shall make an adjustment in: (a) the number and class of shares of stock which may be delivered under the 2018 Plan; (b) the number of shares of stock set forth in the numeric limits expressed in the 2018 Plan; and (c) the number and class of and or price of shares of stock subject to each outstanding award. Notwithstanding anything in the 2018 Plan to the contrary, in the event of such transaction or event, the Compensation Committee, in its sole discretion, may provide in substitution for any or all outstanding awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. Any adjustments made pursuant to the 2018 Plan shall be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of incentive stock options, in a manner consistent with the requirements of Section 424(a) of the Code.

Amendment, Modification and Termination of 2018 Plan

Subject to the Board’s right to amend or terminate the 2018 Plan at any time, the 2018 Plan will remain in effect until all awards issued under the 2018 Plan expire, terminate, are exercised or are paid in full in accordance with the 2018 Plan and any award agreement. However, no award may be granted under the 2018 Plan after the tenth anniversary of the date the 2018 Plan was originally approved by the Company’s stockholders.

The Board may at any time, and from time to time, terminate, amend or modify the 2018 Plan. Any such action of the Board shall be subject to approval of the stockholders to the extent required by law, regulation or any stock exchange rule for any exchange on which shares of common stock are listed. To the extent permitted by law, the Board may delegate to the Compensation Committee the authority to approve non-substantive amendments to the 2018 Plan. Except as provided in 2018 Plan, neither the Board nor the Compensation Committee may, without the approval of the stockholders: (a) directly or indirectly reduce the purchase price, exercise price, or base value of any outstanding award; (b) increase the numeric limits set forth in 2018 Plan; (c) grant options or SARs with an exercise price or base value that is below fair market value (other than for a substitute award); (d) reprice previously granted options or SARs or take any other action that would be treated as a repricing under the rules of the NASDAQ or such other exchange on which the stock is then traded; (e) cancel any option or SAR in exchange for cash or any other award or in exchange for any option or SAR with an exercise price and/or base value that is less than the exercise price and/or base value of the original option or SAR; (f) extend the exercise period for an option or SAR beyond ten (10) years from the grant date; (g) expand the types of awards available for grant under the 2018 Plan; or (h) expand the class of individuals eligible to participate in the 2018 Plan.

Except as provided in the next sentence, no amendment, modification, or termination of the 2018 Plan or any award shall in any manner adversely affect any award previously granted under the 2018 Plan without the consent of the holder thereof. The consent of the holder of an award is not needed if the change: (a) is necessary or appropriate to conform the award to, or otherwise satisfy legal requirements (including without limitation the provisions of Section 409A of the Code); (b) does not adversely affect in any material way the rights of the holder; or (c) is made pursuant to an adjustment as provided in in the 2018 Plan.

Tax Withholding

The Company will have the power to withhold, or require a participant to remit to the Company, up to the maximum statutory amount necessary, in the applicable jurisdiction, to satisfy any federal, state, and local tax withholding requirements on any award under the 2018 Plan. To the extent that alternative methods of withholding are available under applicable laws, the Compensation Committee will have the power to choose among such methods.

Federal Income Tax Information

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2018 Plan based on federal income tax laws in effect on January 31, 2021. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

As a general rule, a participant will not recognize taxable income with respect to any award at the time of grant. If a participant receives a stock grant or stock unit that is not subject to a substantial risk of forfeiture or a participant who receives a restricted stock grant makes the election permitted by Section 83(b) of the Code, the participant will recognize income on the award at the time of grant.

Upon exercise of a nonqualified stock option, the lapse of restrictions on restricted stock, or upon the payment of SARs, restricted stock rights, stock grants that are not subject to a substantial risk of forfeiture, stock units, performance shares, performance share units, or performance cash awards, the participant will recognize ordinary taxable income in an amount equal to the difference between the amount paid for the award, if any, and the fair market value of the stock or cash amount received on the date of exercise, lapse of restriction, payment, or settlement. Subject to the deduction limitations of Section 162(m) of the Code, the Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognized by the participant.

A participant who is granted an incentive stock option will not recognize taxable income at the time of exercise. However, the excess of the stock’s fair market value over the option price could be subject to the alternative minimum tax in the year of exercise (assuming the stock received is not subject to a substantial risk of forfeiture or is transferable). If stock acquired upon exercise of an incentive stock option is held for a minimum of two (2) years from the date of grant and one (1) year from the date of exercise, the gain or loss (in an amount equal to the difference between the sales price and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any income tax deduction. If the holding period requirements are not met, the incentive stock option will not meet the requirements of the tax and the tax consequences described for nonqualified stock options will apply.

Section 409A of the Code became effective as of January 1, 2005. If certain awards fail to comply with Section 409A, a participant must include in ordinary income all deferred compensation conferred by the award, pay interest from the date of the deferral and pay an additional 20% tax. The award agreement for any award that is subject to Section 409A may include provisions necessary for compliance as determined by the Compensation Committee. The Company intends (but cannot and does not guarantee) that awards granted under the 2018 Plan will comply with the requirements of Section 409A or an exception thereto and intends to administer and interpret the 2018 Plan in such a manner.

The Patient Protection and Affordable Care Act, which became effective in 2010, introduced a new net investment income tax. Effective January 1, 2013, dividends paid to and capital gains recognized by individuals with incomes over certain threshold amounts may be subject to an additional 3.8% tax on net investment income.

Special Rules Applicable to Officers

In limited circumstances where the sale of stock that is received as the result of a grant of an award could subject an officer to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer may differ from the tax consequences described above.

Special Rules Applicable to Participants Performing Services Outside the United States

The Compensation Committee has the authority to impose different terms and conditions on awards granted to participants providing services outside of the United States in order to accommodate differences in applicable law, rules, regulations or customs in a foreign jurisdiction.

Tax Consequences to the Company or Its Affiliates

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the Affiliate for which the participant performs services will, subject to the deduction limitations of Section 162(m) of the Code, be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code.

New Plan Benefits Table

Benefits under the 2018 Plan, as amended by the proposed Second Amendment, will depend on the Compensation Committee’s actions and the fair market value of the Company’s stock at various future dates. Consequently, it is not possible to determine the future benefits that will be received by 2018 Plan participants.

Required Vote

Approval of the proposed Second Amendment requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will not be counted as votes for or against such proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s common stock and Series C Preferred Stock as of February 19, 2021 by (i) each person or group of affiliated persons known to the Company to beneficially own 5% or more of its common stock or Series C Preferred Stock, (ii) each of our named executive officers, (iii) each of our directors and (iv) and all of our current executive officers and directors as a group.

Percentage of beneficial ownership is calculated based on (i) 45,581,661 shares of common stock and (ii) 200,000 shares of Series C Preferred Stock, which are convertible into 5,260,162 shares of common stock, issued and outstanding as of February 19, 2021. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants, preferred stock or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of February 19, 2021.

To calculate a stockholder’s percentage of beneficial ownership of common stock, we include in the numerator and denominator those shares of common stock underlying options, warrants and convertible securities that such stockholder is considered to beneficially own. Shares of common stock underlying options, warrants and convertible securities held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership of each of the stockholders may be different.

Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Furthermore, unless otherwise indicated, the business address of each person is c/o 112 Westwood Place, Suite 350, Brentwood, Tennessee 37027.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Shares of Common Stock Beneficially Owned	Number of Shares of Series C Preferred Stock Beneficially Owned		Percentage of Shares of Series C Preferred Stock Beneficially Owned
Named Executive Officers and Directors:
Jerrell W. Shelton	3,485,008	(1)	7.2%	—		—
Richard Berman	155,467	(1)(2)	*	—		—
Robert Hariri, M.D. Ph.D.	217,683	(1)	*	—		—
Edward Zecchini	271,274	(1)	*	—		—
Ramkumar Mandalam Ph.D.	264,639	(1)	*	—		—
Daniel Hancock	121,830	(1)	*	—		—
Ram M. Jagannath	—		—	—		—
Linda Baddour	—		—	—		—
Robert S. Stefanovich	656,617	(1)	1.4%	—		—
All directors and executive officers as a group (10 persons)	5,482,547	(1)	10.9%	—		—

Other Stockholders:
Entities affiliated with The Blackstone Group Inc.	7,248,558	(3)	14.3%	200,000	(3)	100%
Alger Associates, Inc.	5,985,759	(4)	13.1%	—		—
BlackRock, Inc.	2,907,314	(5)	6.4%	—		—
Invesco Ltd.	2,748,888	(6)	6.0%	—		—

_____________________
*         Represents less than 1%

(1)	Includes shares which individuals shown above have the right to acquire as of March 13, 2020, or within 60 days thereafter, pursuant to outstanding stock options as follows: Mr. Shelton — 2,991,852 shares; Mr. Berman — 146,217 shares; Dr. Hariri — 187,083 shares; Dr. Mandalam 244,585 shares; Mr. Zecchini — 236,251, Mr. Hancock — 117,432 and Mr. Stefanovich — 655,617 shares.

(2)	Includes 9,250 shares owned by Mrs. Richard Berman, spouse of Mr. Berman.
(3)	Represents (x) 1,988,396 shares of common stock and 195,439 shares of Series C Preferred Stock, which are convertible into 5,140,204 shares of common stock, directly held by Blackstone Freeze Parent L.P. and (y) 45,338 shares of common stock and 4,561 shares of Series C Preferred Stock, which are convertible into 119,958 shares of common stock, directly held by Blackstone Tactical Opportunities Fund — FD L.P.

Blackstone Tactical Opportunities Associates III – NQ L.P. is the general partner of Blackstone Tactical Opportunities Fund – FD L.P. BTO DE GP – NQ L.L.C. is the general partner of Blackstone Tactical Opportunities Associates III – NQ L.P. Blackstone Holdings II L.P. is the managing member of BTO DE GP – NQ L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P.

BTO Holdings Manager L.L.C. is the general partner of Blackstone Freeze Parent L.P. Blackstone Tactical Opportunities Associates L.L.C. is the managing member of BTO Holdings Manager L.L.C. BTOA L.L.C. is the sole member of Blackstone Tactical Opportunities Associates L.L.C. Blackstone Holdings III L.P. is the managing member of BTOA L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P.

The Blackstone Group Inc. is the sole member of each of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. The sole holder of the Class C common stock of The Blackstone Group Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities. The address of each of the entities listed in this footnote and Mr. Schwarzman is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154.

(4)	According to the Schedule 13G filed by Alger Associates, Inc. on February 16, 2021, the shares reported by Alger Associates, Inc. are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Fred Alger Management, LLC, (“FAM”) a registered investment adviser. FAM is a 100% owned subsidiary of Alger Group Holdings, LLC (“AGH”), a holding company. AGH is a 100% owned subsidiary of Alger Associates, Inc., a holding company. Alger Associates, Inc., AGH, and FAM each hold sole power to vote, or to direct the vote of, and sole power to dispose, or to direct the disposition of, these shares. The shares are owned, directly or indirectly, by Alger Associates, Inc., FAM, or AGH. The address for these entities is 360 Park Avenue South, New York, NY 10010.
(5)	According to the Schedule 13G/A filed by BlackRock, Inc. on January 29, 2021, the shares reported by BlackRock, Inc. are beneficially owned by BlackRock, Inc., which holds the sole power to vote or to direct the vote of 2,860,970 shares and sole power to dispose, or to direct the disposition of, 2,907,314 shares. The shares are owned, directly or indirectly, by BlackRock, Inc., or its subsidiaries BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and Blackrock Fund Managers Ltd. The address for these entities is 55 East 52nd Street, New York, NY 10055.
(6)	According to the Schedule 13G filed by Invesco Ltd. on February 16, 2021, the shares reported by Invesco Ltd. are beneficially owned by Invesco Ltd. in its capacity as a parent holding company to its subsidiaries, Invesco Advisers, Inc., Invesco Canada Ltd., and Invesco Capital Management LLC. Invesco Ltd. has the sole power to vote or to direct to vote 2,666,728 shares, and the sole power to dispose or to direct the disposition of 2,748,888 shares. The address for these entities is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

COMPENSATION DISCUSSION AND ANALYSIS

Company Performance in 2020

We view our annual achievements in the context of our long-term goals, including our goal to become a technology and market leader in the temperature-controlled supply chain serving the life sciences industry.

For the fiscal year ended December 31, 2020, we made strong progress toward our long-term goals through a combination of organic growth, new product development and success of recent acquisitions. We are keenly focused on achieving our corporate goals that align with our broader purpose to return long-term value to our customers and stockholders.

Among our accomplishments in the fiscal year ended December 31, 2020 were the following:

Creating shareholder value:

•	We delivered total shareholder return (TSR) of 167%, 411% and 2,072% for the one-year, three-year and five-year periods ending December 31, 2020; our five-year TSR is almost 20x that of the Russell 3000.

Acquisitions and funding activities:

•	We raised $115 million through a senior notes financing to support potential acquisitions and internal investments
•	We acquired CRYOPDP, a leading global specialty logistics company serving the life sciences industry, significantly expanding our temperature-controlled logistics capabilities and global footprint
•	We raised $275 million by issuing Series C Preferred Stock and common stock to an investment vehicle of funds affiliated with The Blackstone Group Inc.
•	We acquired MVE Biological Solutions, a global leader in cryogenic equipment, systems and solutions worldwide

•	We deepened our competitive moat and further established Cryoport as a leading end-to-end provider for temperature-controlled supply chain solutions for the life sciences industry with the acquisitions of CRYOPDP and MVE Biological Solutions
•	Through our strategic acquisitions we expanded our global presence to 30 locations in 13 countries serving clients in over 150 countries

Financial and operational milestones:

•	We achieved $78.7 million in revenue for the full year 2020, a 132% gain over the prior year.
•	Total revenue for the fourth quarter of 2020 increased by 423% to $48.4 million compared to the fourth quarter of the prior year
•	Our organic revenue for 2020 increased by 26% for the full year 2020 and 36% for the fourth quarter of 2020 as compared to the prior year periods
•	Our adjusted EBITDA for the fourth quarter was $3.9 million compared to $0.5 million for the fourth quarter of 2019
•	We grew out Biopharma/Pharma revenue by 121% year-over-year to a record $66.4 million
•	We grew the number of clinical trials we support in the regenerative medicine space to a record 528 trials with 69 of these trials in Phase III
•	We grew the number of commercial cell & gene therapies we supported in 2020 to five (5) commercial therapies
•	We increased our commercial revenue by 25.6% to $10.4 million
•	Based on internal and external information we expect 21 MAA or BLA submissions for Cryoport supported therapies in 2021, up from 7 in 2020
•	We continued to scale our organization including developing a new team to support our new Bioservices business line, which is in its final development stage and is expected to be operational during the second half of 2021 and ready for validation and regulatory approvals
•	We expanded and enhanced our capabilities to cover the full range of temperature-controlled supply chain solutions, from controlled room temperature (CRT) down to cryogenic (-196°C)
•	We opened our first global logistics center in Japan, located in Osaka
•	During 2020, we supported several COVID-19 related initiatives, including the support of 29 clinical trials as well as responding, through our distribution network, to U.S. government tenders for storage systems to be provided by newly acquired MVE Biological Solutions

In summary, we surpassed our business and financial goals for 2020 and executed on strategic initiatives that will fuel additional future growth, staying true to our course of creating and leading new markets through technology innovation. We focused on differentiated solutions, services and products suited to the meet the complexities and pressures of the life sciences’ temperature-controlled supply chain challenges.

Compensation Philosophy

The Company’s compensation philosophy is to provide compensation that will attract and maintain high-performing talent in our industry, motivate the Company’s executive officers to create long-term value and enhance stockholder value, provide a fair reward for their accomplishments, and stimulate our executive officers’ professional and personal growth. The Company believes that the compensation of its executive officers should align the executive officers’ interests with those of the stockholders and focus executive officer behavior not only on the achievement of near-term corporate goals, but also on the achievement of long-term business objectives and strategies.

Our Compensation Committee has the sole authority and responsibility to review and determine, or recommend to the Board for determination, the compensation package of our Chief Executive Officer and our Chief Financial Officer, together our named executive officers for 2020 (and our only executive officers during 2020). The Compensation Committee considers our CEO’s recommendations as to the executive officers’ compensation (other than his own) based on his review of the performance of our executive officers. Our Compensation Committee also considers the design and effectiveness of the compensation program for our other executives and approves the final compensation package, employment agreements and stock award and option grants for our executive officers. Our Compensation Committee is composed entirely of independent directors who have never served as officers of the Company.

Compensation Objectives

The Company’s compensation programs for its executive officers are designed to provide the following:

•	annual cash incentive compensation that motivates the executive officers to lead and manage the business to meet the Company’s short- and long-term objectives of delivering targeted TSR;
•	equity incentive compensation, including performance-based equity awards, to ensure that its executive officers are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees, thereby aligning the executive officers’ interests with those of stockholders; and
•	compensation that is competitive with other life sciences, bioprocessing, temperature-controlled supply chain companies serving life sciences and biotechnology companies with which the Company competes for talent, determined by comparing the Company’s pay practices with these companies.

Consistent with the foregoing, our executive compensation program for 2020 reflected the following:

•	“At-risk” compensation focuses executives on achievement of short- and long-term goals. The Company’s executive compensation program is primarily performance-based, for both short-term incentives (annual cash bonuses) and long-term incentives (equity awards). In 2020, a majority of the primary compensation (base salary, regular annual cash incentives and the grant date fair market value of equity awards, in each case as reflected in the “Salary,” “Option Awards,” and “Nonequity Incentive Plan Compensation” columns of the 2020 Summary Compensation Table) of our Chief Executive Officer and Chief Financial Officer was variable (approximately 89%% and 76%, respectively), based on performance and/or stock price.

•	Short-term cash incentives should be based on objective, measurable goals to drive the achievement of strong annual performance. For 2020, under the Management Incentive Plan (the “Bonus Plan”), our Chief Executive Officer and Chief Financial Officer were eligible for target cash bonuses equal to 100% and 50% of base salary, respectively, that could be earned at 0-150% relative to performance against annual revenue (50% weighting), adjusted EBITDA (30% weighting), and individual (20% weighting) goals.
•	Stock options are inherently performance-based, as executives realize value only if there is stock price appreciation and such appreciation is maintained through the applicable vesting and exercise dates, thereby maintaining alignment with stockholders. Time-based stock options represented 100% of our executive officers’ annual grant value in 2020. As discussed further below, consistent with stockholder feedback, performance-based (premium-priced) stock options are being introduced for 2021 and will represent approximately 50% of our executive officers’ annual equity grant value. The performance-based stock options will have an exercise price that is 10% higher than our closing stock price on the date of grant, thus requiring achievement of a 10% stock price increase before the stock options begin to have value to the executives, subject to the service-based vesting conditions.

Positive Pay Practices

In addition, the following features of our compensation program are designed to align the interests of our executive team with those of our stockholders and with market best practice:

What We Do	What We Don’t Do
✓ Grant compensation that is primarily at-risk and variable	× Allow hedging or pledging of Company stock
✓ Subject short-term incentive compensation to measurable and rigorous goals	× Reprice stock options
✓ Use an independent compensation consultant	× Provide excessive perquisites
✓ Cap annual cash incentive payments at 150% of target and stock options do not provide value unless there is a stock price increase	× Provide supplemental executive retirement plans
✓ Structure compensation to avoid excessive risk taking	× Pay tax gross-ups on a change in control
✓ Provide competitive compensation that is compared against an industry peer group	× Provide “single trigger” change in control payments
✓ Have rigorous stock ownership guidelines	× Provide excessive severance benefits
✓ Have a robust recoupment policy

Compensation Evaluation Processes

The Compensation Committee considers a number of factors in setting compensation for its executive officers, including Company performance, the executive’s functional performance, experience and responsibilities, and the compensation of executive officers in similar positions in our peer group of companies.

Say-on-Pay and Stockholder Engagement

As part of the Compensation Committee’s annual review of the executive compensation program, it considers the outcome of the annual advisory vote of stockholders. At the 2020 Annual Meeting of Stockholders, approximately 36% of the “say-on-pay” votes cast were in favor of the compensation of the Company’s named executive officers in 2019. Specifically in response to the results of the say-on-pay proposal at the 2020 Annual Meeting of the Stockholders, we conducted an extensive outreach effort with our stockholders.

During the 2020 proxy season and as a follow-up to the 2020 Annual Meeting of Stockholders, we reached out to approximately 30 stockholders that held approximately 27 million (or approximately 85%) of our common shares. We spoke directly to and received feedback from those holding approximately 13.5 million (or approximately 45%) of our common shares. The most common finding from our outreach was that the majority of our institutional shareholders have a policy of following recommendations of third party proxy advisory firms. Discussions with these stockholders were generally led by our Vice President of Corporate Development and Investor Relations. All feedback received was shared and discussed with the Nomination and Governance Committee and the Compensation Committee and the Board. Our regular on-going discussions with stockholders provide an opportunity for us to receive input from our stockholders regarding our executive compensation program design and discuss the philosophy and structure of our executive compensation program, all of which help to guide us in refining the design of our executive compensation program.

In addition, during 2020 and 2021 to date, senior management of the Company presented and participated in fourteen investor conferences, and after every quarterly earnings call, we arrange meetings with our top fifteen stockholders and all our analysts. The Company believes these discussions help further align the Company’s interests with the best interests of its stockholders.

The following table summarizes the executive compensation feedback the Company received during our stockholder outreach and proxy season, and the actions taken in response:

Feedback	Company Action
Investors seek greater granularity around the Bonus Plan goals	The disclosure in this year’s proxy has been expanded to provide greater detail around the Bonus Plan
The equity compensation program should incorporate performance-based equity (beyond time-vesting stock options)	For 2021, performance-based (premium priced) stock options will comprise 50% of equity grant value for executive officers
Lack of stock ownership guidelines	Adoption of rigorous stock ownership guidelines
Lack of a recoupment policy	Adoption of a robust recoupment policy
Lack of prohibitions on hedging and pledging of Company stock	Adoption of policies prohibiting the hedging or pledging of Company stock by employees (including executive officers) and directors
Investors seek meaningful disclosure around stockholder engagement and feedback	The disclosure in this year’s proxy statement has been expanded to provide greater detail around the stockholder engagement

Independent Consultant; Peer Group and Benchmarking

The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) since 2016 to review our executive compensation programs and to assess our executive officers’ base salaries, incentive opportunities, target and actual total cash, long-term incentive value and total direct compensation from a competitive standpoint. For each fiscal year, including 2020, the Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and the corporate governance rules of The NASDAQ Stock Market and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee. FW Cook has assisted the Compensation Committee in defining the appropriate market of our peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group.

In January 2019, FW Cook provided the Compensation Committee with an analysis of base salary, target bonus, target total cash, long-term incentive value and design and target total compensation for executives of comparable life sciences, bioprocessing, temperature-controlled supply chain companies serving the life sciences and biotechnology. In performing this analysis, FW Cook used a peer group of 20 companies, which was reviewed and approved by our Compensation Committee. The companies included in the peer group had revenues with a median of $113 million at the time of such analysis, as compared to the Company’s total revenue of $78 million in fiscal year 2020, or $180 million on a pro-forma basis accounting for the two acquisitions that closed October 1, 2020.

The peer group used in the analysis consisted of the following companies:

Amber Road, Inc.	Five9, Inc.	Orthofix Medical Inc.
American Software, Inc.	GenMark Diagnostics, Inc.	RTI Surgical, Inc.
Anika Therapeutics, Inc.	Lantheus Holdings, Inc.	Senseonics Holdings, Inc.
Antares Pharma, Inc.	Mitek Systems, Inc.	Surmodics, Inc.
Cerus Corporation	MobileIron, Inc.	TransEnterix, Inc.
Corindus Vascular Robotics, Inc.	Model N, Inc.	Vocera Communications, Inc.
Cutera, Inc.	OraSure Technologies, Inc.

The peer group was used considered in 2020 compensation decisions by the Compensation Committee.

In late 2020, with the assistance of FW Cook, an updated peer group was approved. This updated peer group was used with respect to 2021 compensation decisions and will be discussed in further detail in next year’s proxy statement.

The Compensation Committee uses the peer group compensation data as one of several factors in determining appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives. The Compensation Committee’s executive compensation decisions are made on a case-by-case basis, and specific benchmark results do not, in and of themselves, determine individual target compensation decisions.

Long-Term Incentives as Compared to Peer Group

Since 2012, the Compensation Committee has made annual grants of stock options subject to time-based vesting to align the executive officers’ financial interest with those of the stockholders. Based on FW Cook’s review of our peer group, the majority of companies in the peer group made long-term incentive awards to executive officers on an annual basis.

Based in part on feedback from our stockholders, for 2021 compensation, the Compensation Committee changed the long-term incentive program for the executive officers to include a mix of performance-based (premium-priced) stock options and restricted stock rights (RSRs) that will be subject to time-based vesting. The performance-based stock options will be priced at a premium of 10% above the market price on the date of grant. The size of these grants is based on target long-term incentive levels for each of the named executive officers.

The Compensation Committee believes that our long-term incentive program is an effective vehicle for the long-term element of compensation, as the awards align individual and team performance with the achievement of the Company’s strategic and financial goals over time, and with stockholders’ interests. Stock options, which have exercise prices equal to at least the fair market value of the Company’s stock on the date of grant, reward executive officers only if the stock price increases above the exercise price. The value of RSRs are impacted by both increases and decreases in stock price.

The Compensation Committee anticipates that it will continue to conduct similar annual reviews of our executive compensation practices and use independent outside consultants for similar services in the future.

Executive Compensation

Generally, our Compensation Committee reviews and, as appropriate, modifies compensation arrangements for executive officers during the first quarter of each year (with equity grants generally made during the first quarter or early in the second quarter). During 2020, the CEO reviewed the performance and compensation of our CFO (and other members of the executive team) and made recommendations as to the CFO’s compensation to the Compensation Committee. In making its decisions regarding executive compensation, the Compensation Committee meets outside the presence of executive officers when making final decisions about each executive officer. The CEO is periodically present during portions of these deliberations that relate to the compensation for other executives but does not participate in discussions regarding his own pay.

The Compensation Committee believes its executive compensation programs for the fiscal year ended December 31, 2020 appropriately rewarded the executives based on the Company’s accomplishments during the year, including the strong organic growth in revenue, continuing market capture of the clinical trial space, improvement in adjusted EBITDA, development of new product offerings, two successful capital raises, and two successful strategic acquisitions. These achievements in turn created exceptional TSR of 167% for the year.

Elements of Executive Compensation

Compensation for executives consists of four principal components: base salary, potential annual cash incentive bonus, long-term incentives, and post-employment compensation.

Base Salary

Base salary represents the fixed portion of an executive officer’s compensation and is intended to provide compensation for day-to-day performance.  The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Each executive officer’s base salary is initially determined upon hire or promotion based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within the Company and similarly situated executives within our peer group. Base salary is typically reviewed annually. The Compensation Committee believes that the base salaries paid to our executive officers during the fiscal year ended December 31, 2020 achieved the Company’s compensation objectives. Base salaries for the named executive officers for 2021, 2020 and 2019 are as follows:

	2020 Base Salary ($) (1)	2019 Base Salary ($)	Base Salary Increase in 2020 vs. 2019 (%)
Jerrell Shelton	660,000	600,000	10
Robert Stefanovich	400,000	350,000	14

(1)	These base salary increases were based on each named executive officer’s performance, qualifications, experience, responsibilities and FW Cook’s survey of the publicly disclosed compensation for similar positions at companies in the peer group.

Annual Cash Incentive Bonuses

For 2020, as in prior years, executives were eligible for bonuses under the Bonus Plan, a formal incentive plan with pre-established goals and weightings, which was designed to reward achievements based upon quantitative Company and individual performance.

Per the Bonus Plan, the Company’s executive officers, and certain other non-executive officers, may be eligible to receive a cash bonus expressed as a percentage of their base salary in the event the Company achieves certain business metrics and personal strategic objectives. Fifty percent (50%) of the bonus opportunity is based an annual revenue goal; thirty percent (30%) of the bonus opportunity is based an annual adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) goal (collectively, the “Base Financial Goals”); and twenty percent (20%) of the bonus opportunity is based on the attainment of personal strategic objectives, with such personal strategic objectives determined by the Compensation Committee, except with respect to the Chief Executive Officer, whose incentive payout is calculated based solely on the Base Financial Goals to closely align his compensation with the Company’s performance. The Committee chose revenue and Adjusted EBITDA because it views these to be the best measures of the Company’s performance in the short-term, with greater weighting on revenue due to the importance of continued growth and market capture.

Bonuses can be earned at 0-150% of target, based on actual performance. Performance below the threshold level will result in a 0% payout with respect to the applicable goal. Linear interpolation is used for performance between threshold and target and target and maximum. The annual cash incentive compensation earned by each executive officer is determined by the Compensation Committee after the end of each fiscal year and is calculated as a percentage of the executive officer’s target annual cash incentive compensation.

The Company establishes the target amount of its annual cash incentive compensation at a level that represents a meaningful portion of the executive officers’ cash compensation and sets a threshold performance level for each executive. In establishing these levels, in addition to considering the incentives that the Company wants to provide to the executive officers, it also considers the annual cash incentive compensation levels for comparable positions within our peer group and our own historical practices. Consistent with 2019, the Compensation Committee established Mr. Shelton’s bonus opportunity for 2020 at one hundred percent (100%) of his base salary and Mr. Stefanovich’s bonus opportunity at fifty percent (50%) of his base salary.

Plan Protocol

The Compensation Committee administers the Bonus Plan:

1.	At the beginning of the fiscal year, the Chief Executive Officer, with assistance from senior management, proposes annual Base Financial Goals and other personal strategic objectives (for executives other than himself) tied to individual results, measurement criteria and weightings, subject to review and approval by the Compensation Committee.
2.	At the beginning of the following fiscal year, the Chief Executive Officer evaluates performance levels and the achievement of these annual Base Financial Goals and personal strategic objectives tied to individual results for all executive officers except for himself, which are subject to review and approval by the Compensation Committee. Specific bonus award recommendations for all participants (except the Chief Executive Officer) are submitted by the Chief Executive Officer to the Compensation Committee for review.
3.	The Compensation Committee determines the bonus awards for individual participants based on the target bonus figures, the Company’s performance against the Base Financial Goals and performance against other personal strategic objectives tied to individual results.

Plan Payout

For the fiscal year ended December 31, 2020, the Compensation Committee established Base Financial Goals and personal strategic objectives for each executive officer in March of 2020. In March of 2021, the Compensation Committee increased the revenue and Adjusted EBITDA goals to take into account the effects of the acquisitions of MVE Biological Solutions and CRYOPDP in accordance with the terms of the Bonus Plan. In addition to the Base Financial Goals, executive officers, with the exception of our Chief Executive Officer, also have a component to their annual cash incentive compensation determined based upon achievement of personal strategic objectives.

With respect to Mr. Stefanovich’s personal strategic objectives, our Chief Executive Officer evaluated his actual performance against the goals and submitted such evaluation to the Compensation Committee. The ultimate determination of achievement of the personal strategic objectives is at the sole discretion of the Compensation Committee. The performance assessment for the other corporate objectives tied to individual results is not calculated on a line-item basis, but rather represents an overall assessment as to how the executive officer contributed to the success of the Company through and within his or her area of responsibility. The individual objectives are designed to be difficult to achieve at 100%. The Compensation Committee has assessed the attainment of these objectives by Mr. Stefanovich for 2020.

As the Company’s Chief Financial Officer, Mr. Stefanovich is responsible for the Company’s internal systems, financial controls, legal, human resources and information technology. Specifically, Mr. Stefanovich’s other corporate objectives tied to individual results for 2020 included scaling the Company’s global financial organization, the execution on capital structure initiatives, the closure and integration of our strategic acquisitions, continued improvements in the Company’s financial closing and internal controls processes as well as the continued expansion of both management and external reporting capabilities to enhance business decision making and improve transparency of financial performance. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The Chief Executive Officer evaluated Mr. Stefanovich’s actual performance against his individual objectives, in light of his contributions detailed above, and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the individual objectives for Mr. Stefanovich was 150%.

The resulting individual actual payouts as a percentage of targets for 2020 were as follows:

	2020 Bonus Calculations
		Target Bonus		Actual		Actual
	Base Salary	as % of Base	Target Bonus	Payout as		Payout
	($)	Salary	($)	% of Target		($)
Jerrell Shelton	$660,000	100%	$660,000	100%		$660,000
Robert Stefanovich	$400,000	50%	$200,000	110	%(1)	$220,000

(1)	The actual payout as percent of target for Mr. Stefanovich is based on an 80% weighting of the Base Financial Goals being achieved at 100% of target and 20% weighting of personal strategic objectives being achieved at 150%.

Acquisition-Related Bonuses

In addition to the annual incentive bonuses above, to recognize the tremendous efforts related to the simultaneous acquisitions of MVE Biological Solutions and CRYOPDP during 2020, the Compensation Committee awarded Messrs. Shelton and Stefanovich acquisition-related cash bonuses equal to $120,000 and $60,000, respectively.

Long-Term Incentives

Historically, stock options are the only form of long-term incentive compensation that we have ever granted. We have granted options based on our belief that they naturally align executives with the creation of stockholder value and are the best long-term incentive vehicle to retain and promote our Company culture. In 2020, grants were comprised 100% of time-based stock options that vest monthly over four years from the grant date. The Compensation Committee believes that stock options are inherently performance-based, incentivize employees to make decisions that support long-term success, and are appropriate and advantageous for the following additional reasons:

•	Value is only realized if the stock price increases, thereby aligning the interests of executives with those of stockholders.
•	Stock options have greater downside risk than full-value awards, as they do not provide any value to the holder if the stock price declines below the exercise price (determined as of the date of grant).
•	The ten-year term of options gives executives the opportunity to realize value over a long period of time, which promotes long-term thinking and value creation.
•	Stock options are well understood and help attract and retain employees who contribute to the Company.

The number of stock options granted has been based on the executive’s position, the executive’s performance in the prior year, the Company’s overall performance, the executive’s potential for continued sustained contributions to our success, and competitive market information. Based on market data provided by FW Cook, the Compensation Committee considers the equity grant levels of the peer group, including awards granted as a percentage of outstanding shares when recommending equity awards for executive officers.

2021 Long-term Equity Incentive Compensation

In March 2021, the Compensation Committee revised the Company’s approach to annual equity awards for executive officers in response to stockholder feedback. Whereas prior year grants to executive officers were comprised 100% of time-based stock options, for 2021, annual equity awards were comprised of approximately 50% performance-based (premium priced) stock options and approximately 50% restricted stock rights (RSRs) that will be subject to time-based vesting. The performance-based stock options will have an exercise price that is 10% higher than our closing stock price on the date of grant.

Additional Policies and Benefits

Equity Grant Policies. Executives’ stock options are granted with an exercise price based on the fair market value, which has been deemed to be the closing price on the date of grant. Stock option grants to executives currently are made pursuant to the 2018 Plan. We do not coordinate the grant of stock options to the timing of releases of material non-public information. New hire equity grants, which are made to all employees (including executives) at the time of hire, have historically consisted solely of time-based options, with the number of options determined by the level of the employee. For executive-level hires, the award value is established through arm’s-length negotiation at the time of hire, taking into account the executive’s qualifications, experience and competitive market information for similar positions in the biotechnology industry, as well as the current compensation approach of the Company.

Restrictions on Hedging or Pledging. Our Insider Trading and Tipping Policy adopted in February of 2020 prohibits directors and employees (including executive officers) and certain other “Designated Outsiders” from engaging in any transactions involving any hedging or derivatives of Company securities, including trading in futures and derivative securities and engaging in hedging activities relating to Company securities, including exchange traded options, puts, calls, collars, forward sale contracts, equity swaps, exchange funds or other arrangements or instruments designed to hedge or offset decreases in the market value of Company securities. Further, our Insider Trading Policy provides that, the covered persons described above are prohibited from initiating any transactions that involve pledging any Company securities as collateral for a loan or holding Company securities as security in a margin account after the adoption of the policy.

Clawback Policy. Our Board has adopted a clawback policy providing that in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board may require reimbursement or forfeiture of any excess incentive compensation received by any current or former executive officer (or other employee designated by the Board as covered by the policy) during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

Stock Ownership Guidelines. Our Board believes that, in order to more closely align the interests of our executive officers with the long-term interests of the Company’s stockholders, all executive officers should maintain a minimum level of equity interests in the Company’s common stock. Executive officer stock ownership guidelines are based on the value of common stock owned as a multiple of base salary. The guidelines will be reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices. The multiples are set based upon each officer's position, as set forth below:

Position	Stock Ownership Multiple
Chief Executive Officer	6x base salary
Chief Financial Officer, EVP, SVP or Subsidiary/Group CEO’s	3x base salary
Other Executive Officers	2x base salary

For purposes of determining stock ownership levels, the following forms of equity interests in the Company are included: shares owned outright by the individual and his or her immediate family members residing in the same household; shares held in trust for the benefit of the individual or his or her immediate family members residing in the same household; restricted stock and restricted stock units whether or not vested; and in-the-money value of shares underlying vested Company stock options. Ownership levels are expected to be achieved within five years of the guideline being applicable. If an executive officer fails to comply with the guidelines, the Compensation Committee may require such executive officer to retain 100% of the after-tax value of all vested equity awards earned under the Company’s executive compensation program until the guideline is achieved. As of the Record Date, all named executive officers were either in compliance with the guidelines or had additional time to achieve them.

Post-employment Compensation. The named executive officers are entitled to certain severance and change in control benefits, the terms of which are described below under “—Potential Payments upon Termination or Change of Control.” The severance and change in control benefits are an essential element of the overall executive compensation package and assist the Company in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of the stockholders.

Other Benefits. The Company provides certain additional benefits to executive officers that are also generally available to employees, including medical, dental, vision and life insurance coverage, 401(k) matching contributions; however, the Compensation Committee in its discretion may revise, amend or add to these benefits.

Tax and Accounting Considerations. We have not provided or agreed to provide any of the Company’s executive officers or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an employee, director or service provider receives “deferred compensation” that is not exempt from or does not meet the requirements of Section 409A.

For the Company’s financial statements, cash compensation, such as salary and bonus, is expensed and for income tax returns, cash compensation is generally deductible except as set forth below. For equity-based compensation, we expense the fair value of such grants over the requisite service period.

Generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to a “covered employee” of the Company. With respect to taxable years beginning before January 1, 2018, remuneration in excess of $1 million was exempt from this deduction limit if it qualified as “performance-based compensation” within the meaning of Section 162(m). Pursuant to the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017, Section 162(m) was amended to: (1) expand the scope of individuals who are “covered employees,” including anyone who was a covered employee in any prior taxable year beginning after December 31, 2016, (2) expand the types of companies what are subject to the limitations of Section 162(m), and (3) eliminate the exception for performance-based compensation and commissions. Transition relief provided that any payment made pursuant to a written and binding agreement that was in effect as of November 2, 2017 and subsequently materially modified, would be subject to the limitations of Section 162(m) as in effect prior to the amendment. Accordingly, compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for the transition relief applicable to certain arrangements in place as of November 2, 2017, as described above. Furthermore, because of the uncertainties as to the application and interpretation of Section 162(m) as revised by the Tax Cuts and Jobs Act of 2017, including the uncertain scope of the transition relief, no assurance can be given that previously granted compensation intended to satisfy the requirements for performance-based compensation will, in fact, qualify for such exception.

The Compensation Committee believes that stockholder interests are best served if it retains maximum flexibility to design executive compensation programs that meet stated business objectives. For these reasons, the Compensation Committee, while considering tax deductibility as a factor in determining executive compensation, may not limit such compensation to those levels that will be deductible, particularly in light of the elimination of the expansion of the covered employee group and the elimination of the exception for performance-based compensation.

Compensation Risk Assessment. The Compensation Committee considers and evaluates risks related to the Company’s cash and equity-based compensation programs and practices as well as evaluates whether the Company’s compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on the Company. Consistent with SEC disclosure requirements, the Compensation Committee has worked with management to assess compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table contains information with respect to the compensation of our Chief Executive Officer and Chief Financial Officer for the years ended December 31, 2020 and 2019. We refer to our Chief Executive Officer and Chief Financial Officer as our “Named Executive Officers.”

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)		Option Awards (2) ($)		Nonequity Incentive Plan Compensation ($)		All Other Compensation ($)		Total Compensation ($)
Jerrell W. Shelton	2020	612,500	120,000	(3)	4,091,607	(4)	660,000	(6)	—		5,484,107
President and Chief Executive Officer	2019	600,000			3,239,464	(4)	345,000	(7)	—		4,184,464
Robert S. Stefanovich	2020	423,388	60,000	(3)	1,093,164	(5)	220,000	(6)	11,983	(8)	1,808,535
Senior Vice President and Chief Financial Officer	2019	331,250			779,269	(5)	100,625	(7)	11,200	(8)	1,222,344

(1)	This column represents the dollar value of base salary earned during each fiscal year indicated.
(2)	This amount represents the total grant date fair value of all stock option awards at the date of grant. Pursuant to SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to the grants made during the years ended December 31, 2020 and 2019, see Note 2 “Summary of Significant Accounting Policies” in the consolidated financial statements included in the 2020 Annual Report.
(3)	This amount represents the acquisition bonuses earned for the year ended December 31, 2020 as approved by the Compensation Committee of our board of directors.
(4)	Based on the recommendation of the Compensation Committee and approval by our board of directors, on each of March 30, 2020 and April 1, 2019, Mr. Shelton was granted an option to purchase 375,000 shares of common stock in connection with his service as Chief Executive Officer of the Company. The exercise prices of the options are equal to the fair value of the Company’s stock as of the respective grant dates.
(5)	Based on the recommendation of the Compensation Committee and approval by our board of directors, on March 30, 2020 and April 1, 2019, Mr. Stefanovich was granted an option to purchase 100,000 and 90,000 shares of common stock, respectively, in connection with his service as Chief Financial Officer of the Company. The exercise prices of the options are equal to the fair value of the Company’s stock as of the respective grant dates.
(6)	This amount represents the bonus earned under the Bonus Plan for the year ended December 31, 2020 as approved by the Compensation Committee of our board of directors.
(7)	This amount represents the bonus earned under the Bonus Plan for the year ended December 31, 2019 as approved by the Compensation Committee of our board of directors.
(8)	This amount represents the match paid by the Company on behalf of such individual into the Company 401(k) plan on 100% of the first 3% of eligible compensation contributed by such individual and 50% matching on the next 2% of eligible compensation contributed by such individual for the years ended December 31, 2019 and 2020.

Narrative Disclosure to Summary Compensation Table

Employment Contracts

Jerrell W. Shelton

On May 26, 2017, the Company entered into a new employment agreement effective June 1, 2017 (the “Shelton Agreement”) with Mr. Shelton with respect to his employment as President and Chief Executive Officer of the Company, replacing his previous employment agreement.

The Shelton Agreement provides for an annual base salary in an amount determined by the Company’s Compensation Committee of the Board of Directors, and Mr. Shelton’s annual base salary was increased from $600,000 to $660,000 effective May 1, 2020, and to 745,000 effective May 1, 2021. Mr. Shelton is eligible to participate in the equity incentive plans and cash bonus plans adopted by the Company from time-to-time. Mr. Shelton has agreed not to solicit or encourage or attempt to solicit or encourage any employee of the Company to leave employment with the Company during the term of the Shelton Agreement and for a period of eighteen months following the termination of the Shelton Agreement. The Shelton Agreement expires on June 1, 2021. Payments due to Mr. Shelton upon a termination of the Shelton Agreement are described below under “Potential Payments On Termination Or Change in Control.”

On October 28, 2019, the Company entered into the First Amendment to Employment Agreement effective November 1, 2019 (the “Amendment”) with Mr. Shelton, which amended the Shelton Agreement to increase the number of months that Mr. Shelton is entitled to continuation of base salary in the event he is terminated without cause or he terminates for good reason from eighteen (18) months to twenty-four (24) months.

Robert S. Stefanovich

On October 28, 2019, the Company entered into an employment agreement effective November 1, 2019 (the “Stefanovich Agreement”) with Mr. Robert S. Stefanovich with respect to his continued employment as Senior Vice President, Chief Financial Officer and Treasurer of the Company. Prior to entering into the Stefanovich Agreement, Mr. Stefanovich did not have a written employment agreement.

 The Stefanovich Agreement provides for an annual base salary in an amount determined by the Company’s Compensation Committee of the Board of Directors of the Company. Mr. Stefanovich is eligible to participate in the equity incentive plans and cash bonus plans adopted by the Company from time-to-time. Neither Mr. Stefanovich’s annual base salary nor his participation in equity incentive plans or cash bonus plans were modified in connection with entering into the Stefanovich Agreement.

Mr. Stefanovich has agreed not to solicit or encourage or attempt to solicit or encourage any employee of the Company to leave employment with the Company during the term of the Stefanovich Agreement and for a period of eighteen (18) months following the termination of the Stefanovich Agreement. The Stefanovich Agreement has an initial term of three years. Payments due to Mr. Stefanovich upon a termination of the Stefanovich Agreement are described below under “Potential Payments On Termination Or Change in Control.”

Mr. Stefanovich’s annual base salary was increased from $300,000 to $350,000 in May 2019 and to $400,000 in May 2020. Effective May 1, 2021, Mr. Stefanovich’s annual base salary increased to $460,000. He is eligible for an incentive bonus under the Bonus Plan targeted at 60% of his annual base salary, which was increased from 50%, in March of 2021.

The Company has no other employment agreements with Named Executive Officers of the Company as of December 31, 2020.

Outstanding Equity Awards at December 31, 2020

The following table shows information regarding unexercised stock options held by our Named Executive Officers as of December 31, 2020:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ( $)	Option Expiration Date
Jerrell W. Shelton	8,334		—	—	$2.28	10/22/22
	83,334		—	—	$2.40	11/5/22
	325,209		—	—	$3.24	6/28/23
	366,667		—	—	$4.80	12/18/24
	219,892		—	—	$7.80	5/07/25
	727,000		—	—	$5.00	8/20/25
	233,007		—	—	$1.87	5/06/26
	281,219		—	—	$3.44	5/23/27
	278,440		—	—	$8.65	3/28/28
	351,563	(1)	23,437	—	$12.79	4/01/29
	70,313	(2)	304,687	—	$16.93	3/30/30

Robert Stefanovich	10,417		—	—	$10.32	6/20/21
	5,000		—	—	$5.16	8/3/22
	69,918		—	—	$3.24	6/28/23
	73,334		—	—	$4.80	12/18/24
	57,484		—	—	$7.80	5/07/25
	42,164		—	—	$3.07	8/20/25
	135,000		—	—	$1.87	5/06/26
	81,000		—	—	$3.21	5/18/27
	66,300		—	—	$8.65	3/28/28
	84,375	(3)	5,625	—	$12.79	4/01/29
	18,750	(4)	81,250	—	$16.93	3/30/30

(1)	Based on the recommendation of the Compensation Committee and approval by our board of directors, Mr. Shelton was granted an option to purchase 375,000 shares of common stock exercisable at $12.79 per share on April 1, 2019. The option vests in monthly installments over a four-year period. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(2)	Based on the recommendation of the Compensation Committee and approval by our board of directors, Mr. Shelton was granted an option to purchase 375,000 shares of common stock exercisable at $16.93 per share on March 31, 2020. The option vests in monthly installments over a four-year period. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(3)	Based on the recommendation of the Compensation Committee and approval by our board of directors, Mr. Stefanovich was granted an option to purchase 90,000 shares of common stock exercisable at $12.79 per share on April 1, 2019. The option vests in monthly installments over a four-year period, with a portion of the option vested on an accelerated basis as a result of the Company meeting defined financial targets. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(4)	Based on the recommendation of the Compensation Committee and approval by our board of directors, Mr. Stefanovich was granted an option to purchase 100,000 shares of common stock, exercisable at $16.93 per share on March 30, 2020. The options vest in monthly installments over a four-year period. The exercise price for the shares of common stock pursuant to the options are equal to the fair value of the Company’s stock on the date of grant.

Potential Payments on Termination or Change in Control

Pursuant to the Shelton Agreement, as amended, if Mr. Shelton terminates the Shelton Agreement, he dies, or he is terminated for cause, he will be entitled to all compensation and benefits that he earned through the date of termination. If he is terminated without cause or he terminates for good reason, he will be entitled to continuation of base salary for twenty-four (24) months following termination and one half of unvested options as of date of termination shall become fully vested; provided that if the termination date is within twelve months after a change in control of the Company, then all of the unvested options as of such date will become fully vested.

Pursuant to the Stefanovich Agreement, if Mr. Stefanovich terminates the Stefanovich Agreement, he dies, or he is terminated for cause, he will be entitled to all compensation and benefits that he earned through the date of termination. If he is terminated without cause or he terminates for good reason, he will be entitled to continuation of base salary for eighteen (18) months following termination.

The 2018 Plan, 2015 Omnibus Equity Incentive Plan, the Cryoport, Inc. and the 2011 Stock Incentive Plan and the Cryoport, Inc. each provide that if a “change in control” occurs, the Compensation Committee has the discretion to provide in the applicable option agreement that any outstanding awards shall become fully vested and exercisable.

The Company does not provide any additional payments to the named executive officers upon their resignation, termination, retirement, or upon a change of control.

Change in Control Agreements

There are no understandings, arrangements or agreements known by management at this time which would result in a change in control of the Company or any subsidiary.

Director Compensation

Compensation for the Board is governed by the Company’s Compensation Committee.  The following summarizes the non-employee director compensation plan in effect during the year ended December 31, 2020.

Director Fees

Director fees are paid in cash, restricted shares of the Company’s common stock or a combination thereof, at the option of the director.

Option 1: Annual cash compensation of $40,000, paid quarterly,

Option 2: Annual cash compensation of $13,333, paid quarterly and $26,667 converted into common stock using the volume weighted average price (“VWAP”) of the Company’s common stock for the last five days of the trading month ending each quarter; or

Option 3: No annual cash compensation but $40,000 converted into common stock using the VWAP of the stock for the last five days of the trading month ending each quarter and paid quarterly. This option carries a 15% premium, as there is no cash outlay to the Company. The calculation would be $40,000 X 1.15 = $46,000/VWAP.

In addition to the compensation options above the following compensation apply to non-employee directors chairing a committee of the Board. This compensation will be paid on the same basis as the director chose from the options described above:

Chairman/Lead Director	$25,000
Audit Committee	$20,000
Compensation Committee	$15,000
Nomination and Governance Committee	$10,000
Science and Technology Committee	$24,000

Stock Option Grants

Newly appointed/elected directors receive an inducement (“sign-on”) option grant to purchase 50,000 shares of the Company’s common stock, vesting ratably on a monthly basis over three years, effective as of, with an exercise price equal to the closing price of the Company’s common stock on the date the directorship commences.

Annual Option Grants

Each director shall receive annual option grants to purchase 35,000 shares of the Company’s common stock, vesting ratably on a monthly basis over twelve months, effective as of, and with an exercise price equal to the closing price of the Company’s common stock on the date of the Annual Meeting.

Upon joining the Board, new directors shall be granted a pro-rated annual award (i.e., for portion of year served prior to next stockholder meeting), which shall vest in monthly increments until the next annual meeting.

All options shall include a provision that provides that if such director ceases to be a director, vested options shall lapse (to the extent not exercised) on the earlier of: (i) ten years; or (ii) three years after the date the director ceases to be a director of the Company.

Stock Ownership Guidelines.

Non-employee directors’ stock ownership guidelines are based on the value of common stock owned as a multiple of their annual retainers. The guidelines will be reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices.

Stock Ownership Multiple
Non-employee Directors	3x annual retainer

For purposes of determining stock ownership levels, the following forms of equity interests in the Company are included: shares owned outright by the individual and his or her immediate family members residing in the same household; shares held in trust for the benefit of the individual or his or her immediate family members residing in the same household; shares held by a partnership, limited partnership, limited liability company or corporation of which a non-employee director is a partner, officer, or employee; restricted stock and restricted stock units whether or not vested; and in-the-money value of shares underlying vested Company stock options. Ownership levels are expected to be achieved within five years of the guideline being applicable. If a non-employee director fails to comply with the Guidelines, the Compensation Committee may require such non-employee director to retain 100% of the after-tax value of all vested equity awards earned under the Company’s director compensation program until the guideline is achieved. As of the proxy record date, all non-employee directors were either in compliance with the guidelines or had additional time to achieve them.

The following table sets forth the director compensation of the non-employee directors of the Company during the year ended December 31, 2020.

Name	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Richard Berman	85,000	—	376,055	—	461,055
Robert Hariri, M.D., Ph.D.	64,000	—	376,055	—	440,055
Ramkumar Mandalam, Ph.D.	50,000	—	376,055	—	426,055
Edward Zecchini	18,333	36,667	376,055	—	431,055
Daniel Hancock	—	46,000	376,055	—	422,055
Ram M. Jagannath (4)	11,500	—	—	—	11,500

(1)	Fees earned or paid in cash as shown in this schedule represent payments and accruals for directors’ services earned during the year ended December 31, 2020.

(2)	As of December 31, 2020, none of the non-employee directors held any unvested stock awards.

(3)	This column represents the total grant date fair value of all stock options granted during the year ended December 31, 2020. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to the grants made, refer to Note 2 “Summary of Significant Accounting Policies” in the consolidated financial statements included in the 2020 Annual Report. As of December 31, 2020: Mr. Berman held unexercised options to purchase 149,134 shares of the Company’s common stock; Dr. Hariri held unexercised options to purchase 190,000 shares of the Company’s common stock; Dr. Mandalam held unexercised options to purchase 247,502 shares of the Company’s common stock; Mr. Zecchini held unexercised options to purchase 239,168 shares of the Company’s common stock; and Mr. Hancock held unexercised options to purchase 132,850 shares of the Company’s common stock.

(4)	Ram M. Jagannath waived his right to receive any equity compensation that he is entitled to as a director of the Company to the extent such compensation cannot be paid in cash.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2020 concerning the Company’s common stock that may be issued upon the exercise of options or warrants or pursuant to purchases of stock under the Company’s equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon the Exercise of Outstanding Options and Warrants	(b) Weighted- Average Exercise Price of Outstanding Options and Warrants	(c) Number of securities remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	6,458,343	$11.18	921,288
Equity compensation plans not approved by stockholders(1)	1,095,962	$5.03	N/A

Total	7,554,305	$10.29	921,288

(1)       From November 5, 2012 through May 7, 2015, a total of 1,095,962 options outstanding were granted to employees outside of an option plan of which 890,935 shares were issued to Mr. Shelton and 127,402 shares were issued to Mr. Stefanovich.

AUDIT COMMITTEE REPORT

The Audit Committee has furnished the following report on the Company’s audit procedures and its relationship with its independent registered public accounting firm, E&Y, for 2020.

The Audit Committee has reviewed and discussed with the Company’s management the audited consolidated financial statements. The Audit Committee has also discussed with E&Y the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

E&Y also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with E&Y that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2020 Annual Report.

Audit Committee

Richard Berman (Chairman)
Daniel Hancock

Robert Hariri, M.D., Ph.D.
Edward Zecchini

Pursuant to Instruction 1 to Item 407(d) of Regulation S-K, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2019, the Company did not have any transactions to which it has been a participant that involved amounts that exceeded or will exceed the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of the Company’s directors, executive officers or any other “related person” as defined in Item 404(a) of Regulation S-K had or will have a direct or indirect material interest.

•	In connection with the Company’s acquisition of the MVE cryobiological storage business of Chart Industries, Inc., on August 24, 2020, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Blackstone Freeze Parent L.P. (f/k/a BTO Freeze Parent L.P.) (“Blackstone Freeze Parent”), to issue and sell at closing (the “Private Placement”) for an aggregate purchase price of $275,000,000: (i) 250,000 shares of a newly designated Series C Preferred Stock at a price of $1,000 per share for $250,000,000, and (ii) 675,536 shares of the Company’s common stock for $25,000,000, and prior to the closing of the Private Placement, Blackstone Tactical Opportunities Fund - FD L.P. (“BTO FD” and together with Blackstone Freeze Parent, the “Purchasers”) assumed a portion of Blackstone Freeze Parent’s obligations thereunder. The Company paid the Purchasers $1,000,000 as reimbursement for transactional expenses incurred in connection with the private placement at the transaction closing date.

On February 5, 2021, the Purchasers converted an aggregate of 50,000 shares of Series C Preferred Stock, which resulted in the issuance of an aggregate of 1,312,860 shares of the Company’s common stock to the Purchasers. In connection with the conversion, the Company also agreed to waive its right under the certificate of designations of the Series C Preferred Stock to redeem up to 50,000 shares of the Series C Preferred Stock prior to the 180-day anniversary of October 1, 2020, the issue date of the Series C Preferred Stock.

Pursuant to the Securities Purchase Agreement, for so long as the Purchaser Parties hold 66.67% of the Series C Preferred Stock issued to them under the Securities Purchase Agreement, Blackstone Freeze Parent will have the right to nominate for election one member to the Board. Blackstone Freeze Parent designated Ram M. Jagannath as its initial nominee, and Mr. Jagannath was appointed to the Board on October 1, 2020.

Additionally, for so long as Blackstone Freeze Parent has the right to nominate a director for election to the Board, the Purchasers have agreed to vote all of the shares of Series C Preferred Stock and shares of common stock issuable upon conversion of the Series C Preferred Stock purchased pursuant to the Private Placement or any other shares of common stock owned by the Purchasers (i) in favor of each director nominated or recommended by the Board for election at any such meeting, (ii) against any stockholder nomination for director that is not approved and recommended by the Board for election at any such meeting, (iii) in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the Board or the Compensation Committee of the Board (or any successor committee, however denominated), (iv) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm and (v) amendments to organizational documents in a manner that does not have an adverse effect on the holders of Series C Preferred Stock to increase the authorized shares of capital stock.

In connection with the Private Placement, the Company entered into a registration rights agreement with Blackstone Freeze Parent, which granted certain customary registration rights with respect to the Series C Preferred Stock, the common stock issuable upon conversion thereof and the common stock issued in the Private Placement.  Pursuant to these rights, on December 15, 2020, the Company filed a Registration Statement on Form S-3 with the SEC to register for resale such securities.

As of the Record Date, the Purchasers held (i) 1,988,396 shares of the Company’s common stock and (ii) 200,000 shares of Series C Preferred Stock, which were convertible into 5,260,162 shares of the Company’s common stock. For additional information regarding the Securities Purchase Agreement and the Series C Preferred Stock, see the Company’s Current Reports on Form 8-K filed with the SEC on August 25, 2020 and October 1, 2020.

The Company has established policies and other procedures regarding approval of transactions between the Company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404(a) of Regulation S-K. These policies and procedures are generally not in writing but are evidenced by long standing principles set forth in our Code of Conduct or adhered to by our Board. As set forth in the Audit Committee Charter, the Audit Committee reviews and approves all related-party transactions after reviewing such transaction for potential conflicts of interests and improprieties. Accordingly, all such related-party transactions are submitted to the Audit Committee for ongoing review and oversight. We enter into related-party transactions only on terms that we believe are at least as favorable to our company as those that we could obtain from an unrelated third party.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership in the Company’s securities. Based solely on a review of such reports filed electronically with the SEC, the Company believes that during 2020, all Section 16(a) filings applicable to its directors, officers, and 10% stockholders were filed on a timely basis, except for one Form 4 that was filed by Edward Zecchini reporting one transaction, one Form 4 that was filed by Richard Berman reporting two transactions, one Form 4 that was filed by Robert Hariri reporting two transactions and one Form 3 that was filed by each of Ram M. Jagannath, Blackstone Holdings II L.P., Blackstone Holdings I/II GP L.L.C., Blackstone Group Inc, Blackstone Group Management L.L.C., Stephen A. Schwarzman, Blackstone Freeze Parent L.P., Blackstone Tactical Opportunities Fund - FD L.P., BTO DE GP - NQ L.L.C., BTO Holdings Manager L.L.C., Blackstone Tactical Opportunities Associates L.L.C., BTOA L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C. and Blackstone Tactical Opportunities Associates III - NQ L.P.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

For inclusion in the proxy statement and form of proxy relating to the 2022 Annual Meeting of Stockholders of the Company, a stockholder proposal intended for presentation at that meeting, submitted in accordance with the SEC’s Rule 14a-8 under the Exchange Act, must be received by the Secretary at the Company’s corporate headquarters at 112 Westwood Place, Suite 350, Brentwood, Tennessee 37027 on or before November 16, 2021. However, in the event that the Company holds its 2022 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2021 Annual Meeting, the Company will disclose the new deadline by which stockholder proposals must be received under Item 5 of the Company’s earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders.

The Company’s Amended and Restated Bylaws further provide that a stockholder proposal relating to the nomination of a person for election as a director at the 2022 Annual Meeting or a stockholder proposal that is not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at the 2022 Annual Meeting, must be submitted in writing and received by the Secretary at the Company’s corporate headquarters no earlier than December 31, 2021 and no later than January 30, 2022. Any notice received prior to December 31, 2021 or after January 30, 2022 is untimely.

However, if the 2022 Annual Meeting is convened more than 60 days prior to or delayed by more than 30 days after the one-year anniversary of the 2021 Annual Meeting, notice by the stockholder of record to be timely must be so received no earlier than the close of business on the 120th day prior to the date of the 2022 Annual Meeting and not later than the close of business on the later of (i) the 90th day before the 2022 Annual Meeting or (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period for the giving of a notice by a stockholder of record.

Please refer to the advance notice provisions of the Company’s Amended and Restated Bylaws for additional information and requirements regarding stockholder nominations or other stockholder proposals. The Company will not consider any proposal or nomination that is not timely or otherwise does not meet Company’s Amended and Restated Bylaws’ and the SEC’s requirements for submitting a proposal or nomination, as applicable. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements.

OTHER MATTERS

Neither the Board nor the management knows of any other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named on the proxy card will vote on those matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

A copy of the 2020 Annual Report will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to Cryoport, Inc., ATTN: Secretary, 112 Westwood Place, Suite 350, Brentwood, Tennessee 37027.

By Order of the Board of Directors
/s/ Jerrell W. Shelton
Chairman, President and Chief Executive Officer

APPENDIX A

Cryoport, Inc.
2018 Omnibus Equity Incentive Plan

(as amended by the First Amendment and the Second Amendment, effective April 30, 2021, subject to stockholder approval)

ARTICLE 1
ESTABLISHMENT, PURPOSE, EFFECTIVE DATE, EXPIRATION DATE

1.1              Establishment; Impact on Prior Plans. Cryoport, Inc. (the “Company”) hereby establishes the “Cryoport, Inc. 2018 Omnibus Equity Incentive Plan” (the “Plan”). The Plan will supersede and replace the Cryoport, Inc. 2015 Omnibus Equity Incentive Plan (the “2015 Plan”) and all other Prior Plans (as defined below). The 2015 Plan and all other Prior Plans will remain in effect until all awards granted under the 2015 Plan and such Prior Plans have been exercised, forfeited, cancelled, or have otherwise expired or terminated in accordance with the terms of such awards. No awards will be made pursuant the 2015 Plan or any other Prior Plan on or after the Effective Date (as defined below).

1.2              Purpose. The purpose of the Plan is to promote the interests and long-term success of the Company and its stockholders by providing an incentive to attract, retain and reward persons performing services to the Company or any of its Affiliates (as defined below) and by motivating such persons to contribute to the continued growth and profitability of the Company and its Affiliates. The Plan seeks to achieve this purpose by providing Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Rights, Restricted Stock, Performance Shares, Performance Share Units, Performance Cash Awards, Stock Grant Awards, and Stock Unit Awards.

1.3              Effective Date. The Plan was adopted by the Company’s Board of Directors on March 28, 2018 and became effective on the date it is approved by the Company’s stockholders at the Company’s 2018 Annual Meeting (the “Effective Date”).

1.4              Expiration Date. The Plan will expire on, and no Award may be granted under the Plan after, the tenth (10th) anniversary of the Effective Date. Any Awards that are outstanding on the tenth (10th) anniversary of the Effective Date shall remain in effect according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 2
DEFINITIONS

2.1              Definitions. When a word or phrase appears in this Plan document with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be given the meaning ascribed to it in this Section 2.1 unless a clearly different meaning is required by the context. Except when otherwise indicated by the context, words in the masculine gender when used in this Plan document will include the feminine gender, the singular includes the plural, and the plural includes the singular. For purposes of this Plan, the following words and phrases will have the following meanings:

(a)               “Affiliate” means: (i) any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group; and (ii) any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group. In applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

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(b)               “Annual Meeting” means the dates established for the annual meetings of the Company’s stockholders pursuant to the Company’s Bylaws.

(c)                “Award” means any Option, Stock Appreciation Right, Restricted Stock Right, Restricted Stock, Performance Share, Performance Share Unit, Performance Cash, Stock Grant Award or Stock Unit Award granted pursuant to the Plan.

(d)               “Award Agreement” means any written agreement, contract, or other instrument or document, including an electronic agreement or document, evidencing an Award, regardless of whether the Participant’s signature or acknowledgement is required.

(e)                “Board” means the Board of Directors of the Company, as constituted from time to time.

(f)                 “Cause” means, for purposes of termination of a Participant’s employment (or service), unless otherwise provided in an Award Agreement or employment or similar agreement entered by and between the Participant and the Company or an Affiliate, any one of the following: (i) gross and willful misconduct which results in material injury to the Company or an Affiliate; (ii) engaging in fraudulent conduct with respect to the Company’s or any of its Affiliates’ business or conduct of a criminal nature that may have an adverse impact on the Company’s or any of its Affiliates’ standing and reputation; (iii) the material failure or refusal of a Participant to perform the duties required of the Participant by the Board (or the Participant’s supervisor), which inappropriate failure or refusal is not cured within thirty (30) days following receipt, by Participant, of written notice from the Board (or the Participant’s supervisor) specifying the factors or events constituting such failure or refusal; (iv) the use of drugs and/or alcohol in violation of the Company’s or any Affiliates’ then current policies; or (vi) engaging in conduct that has resulted or could result in significant reputational harm to the Company or any Affiliate.

(g)               “Change in Control” means, unless otherwise provided in an Award Agreement or employment or similar agreement entered by and between the Participant and the Company or any Affiliate, any one or more of the following events:

(i)                 the date that any one person, or more than one person acting as a group (as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. If any one person or more than one person acting as a group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered to be a “Change in Control.” This clause (i) only applies when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;

(ii)               as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

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(iii)             during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the Incumbent Directors of the Company then still in office who were directors of the Company at the beginning of any such period; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iv)             the date that any one person, or more than one person acting as a group (as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or

(v)               the date that any person, or more than one person acting as a group (as determined in accordance with Treasury Regulation 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the most recent acquisition by such person or persons) ownership of stock of Company possessing thirty percent (30%) or more of the total voting power of the stock of Company.

The transfer of stock or assets of the Company in connection with a bankruptcy filing by or against the Company under Title 11 of the United States Code will not be considered to be a “Change in Control” for purposes of this Plan. Additionally, a transaction shall not constitute a “Change in Control” if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred until (i) any required regulatory approval, including any final non-appealable regulatory order, has been obtained, and (ii) the transaction that would otherwise constitute the “Change in Control” closes. Except as otherwise provided in an Award Agreement, a “Change in Control” shall not occur in the case of an Award that is subject to the requirements of Section 409A of the Code unless such “Change in Control” constitutes a “change in control event” as defined in Section 409A of the Code.

(h)               “Chief Executive Officer” or “CEO” means the Chief Executive Officer of the Company.

(i)                 “Code” means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.

(j)                 “Committee” means the Compensation Committee or any such committee as may be designated by the Board to administer the Plan, the membership of such committee not being less than two (2) members of the Board. Each Committee member must be: (i) a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) if required to meet the conditions of exemption for the Awards under the Plan from Section 16(b) of the Exchange Act; and (ii) “independent” for purposes of the applicable NASDAQ Listing Rules.

(k)               “Company” means Cryoport, Inc., or any successor as provided in Section 18.5.

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(l)                 “Consultant” means a consultant or adviser who provides services to the Company or an Affiliate as an independent contractor and not as an employee; provided, however, that a Consultant may become Participant this Plan only if he or she: (i) is a natural person; (ii) provides bona fide services to the Company or an Affiliate; and (iii) provides services that are not in connection with the offer or sale of the Company’s securities in a capital-raising transaction and do not promote or maintain a market for the Company’s securities.

(m)             “Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of impairment shall be supported by medical evidence. In the case of an Incentive Stock Option, the term “Disability” shall have the meaning ascribed to it in Section 22(e)(3) of the Code.

(n)               “Effective Date” means the date on which the stockholders of the Company approve the Plan as described in Section 1.3.

(o)               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to ERISA shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of ERISA.

(p)               “Exchange Act” means the Securities Exchange Act of 1934, as amended. All references to the Exchange Act shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Exchange Act.

(q)               “Fair Market Value” means the closing price of one share of Stock as reported on the NASDAQ or such other exchange on which the Stock is then traded on the date such value is determined. If the Stock is not traded on such date, the fair market value is the price on the first immediately preceding business day on which Stock was so traded.

(r)                “Good Reason” means, for the purposes of termination of a Participant’s employment, unless otherwise provided in an Award Agreement or employment or similar agreement entered by and between the Participant and the Company or any Affiliate, any of the following: (i) a material, adverse change in the Participant’s authority, duties or responsibilities (including the assignment of duties materially inconsistent with the Participant’s position); (ii) a material reduction in the Participant’s base salary; or (iii) the Company’s decision to permanently relocate a Participant’s residence or the Company’s or an Affiliates’ principal business office by more than sixty (60) miles from its then current location. However, none of the foregoing events or conditions will constitute Good Reason unless the Participant provides the Company with written objection to the event or condition within thirty (30) days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and the participant resigns his or her employment within the (30) days following the expiration of that cure period.

(s)                “Grant Date” means the date the Committee approves the Award or a date in the future on which the Committee determines the Award will become effective.

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(t)                 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(u)               “Non-Employee Director” means a member of the Board who, as of the Grant Date, is not an employee.

(v)               “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(w)              “Option” means an Award granted pursuant to Article 6 to purchase Stock at a stated price for a specified period of time. An Option may either be an Incentive Stock Option or a Non-Qualified Stock Option.

(x)               “Participant” means an individual who, as an employee, officer or Non-Employee Director of, or Consultant to, the Company, or any Affiliate, has been granted an Award under the Plan.

(y)               “Performance Cash Award” means an Award granted pursuant to Article 8 evidencing the right to receive a payment in cash depending on the satisfaction of one or more Performance Goals for a particular Performance Period as determined by the Committee.

(z)                “Performance Criteria” means the criteria or any combination of criteria, that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant during a Performance Period. The Performance Criteria that will be used to establish Performance Goals may (but need not) include: revenue; revenue growth; earnings (including earnings before interest, taxes, depreciation and amortization); operating income; operating margin; pre- and after-tax income; cash flow (before and after dividends); cash flow per share (before and after dividends); net earnings; earnings per share; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; return on assets or net assets; economic value added; share price performance; total stockholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; market penetration; geographic goals; business expansion goals; development of strategic relationships with customers and/or vendors; and development and execution on strategic acquisitions. Any of the Performance Criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, indices, or any other basket of companies. Financial Performance Criteria may, but need not, be calculated in accordance with generally accepted accounting principles (“GAAP”) or any successor method to GAAP, including International Financial Reporting Standards.

(aa)           “Performance Goals” means the goal or goals established in writing by the Committee for a Performance Period based on the Performance Criteria. Depending on the Performance Criteria used to establish Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, or the performance of a division, Affiliate, or an individual. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

(bb)           “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award that vests based on the attainment of Performance Goals.

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(cc)            “Performance Share” means an Award granted pursuant to Article 8 evidencing the right to receive a payment in the form of Stock depending on the satisfaction of one or more Performance Goals for a particular Performance Period as determined by the Committee.

(dd)           “Performance Share Unit” means an Award granted pursuant to Article 8 evidencing the right to receive a payment in the form of Stock, cash, or a combination thereof, depending on the satisfaction of one or more Performance Goals for a particular Performance Period as determined by the Committee.

(ee)            “Plan” means this Cryoport, Inc. 2018 Omnibus Equity Incentive Plan, as amended.

(ff)              “Prior Plan” means the Cryoport, Inc. 2015 Omnibus Equity Incentive Plan, the Cryoport, Inc. 2011 Stock Incentive Plan, and any other similar plan adopted by the Company at any time in the past, which has not yet lapsed or expired.

(gg)           “Restricted Stock” means Stock granted pursuant to Article 7 that is subject to certain restrictions and to the risk of forfeiture.

(hh)           “Restricted Stock Right” means an Award granted pursuant to Article 7 evidencing the right to receive cash or Stock in the future, the payment of which is subject to certain restrictions and to the risk of forfeiture.

(ii)               “Separation from Service” is a term that applies only in the context of an Award that the Company concludes is subject to Section 409A of the Code. In that limited context, “Separation from Service” means either: (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is twenty percent (20%) or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding thirty six (36) months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii). Solely for purposes of determining whether a Participant has a “Separation from Service,” a Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract). If the Participant’s period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six (6) month period. Whether a “Separation from Service” has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

In the case of a Non-Employee Director, “Separation from Service” means that such individual has ceased to be a member of the Board.

(jj)              Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treasury Regulation Section 1.409A-1(i). The identification date for determining whether any employee is a “Specified Employee” during any calendar year shall be the September 1 preceding the commencement of such calendar year.

(kk)           “Stock” means the Common Stock of the Company, $0.001 par value per share.

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(ll)               “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article 6 evidencing the right to receive a payment in cash or Stock equal to the excess of the Fair Market Value of one share of Stock on the date the SAR is settled over the Fair Market Value of one share of Stock on the Grant Date.

(mm)       “Stock Grant Award” means the grant of Stock pursuant to Article 9.

(nn)           “Stock Unit Award” means an Award granted pursuant to Article 9 evidencing the right to receive a payment in the form of cash or Stock, or a combination thereof.

ARTICLE 3
ELIGIBILITY AND PARTICIPATION

3.1              General Eligibility. Awards may be made only to those Participants who are employees, officers, Consultants to, and Non-Employee Directors of, the Company or an Affiliate on the Grant Date of the Award. Awards may also be granted to prospective employees or non-employee members of the Board but no portion of any such Award will vest, become exercisable, be issued, or become effective prior to the date on which such individual begins to provide services to the Company or any Affiliate.

3.2              Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards will be granted and will determine the nature and amount of each Award. No individual shall have any right to be selected to receive an Award, or having been so selected, to be selected to receive a future Award, except as otherwise provided by separate agreement, the relevant provisions of which have been approved by the Committee.

ARTICLE 4
ADMINISTRATION

4.1              Administration by the Committee. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to: (a) interpret the Plan; (b) prescribe, amend, and rescind rules and regulations relating to the Plan; (c) provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company; and (d) make all other determinations necessary for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan.

4.2              Authority of the Committee. The Committee shall have the authority, in its sole discretion, to determine: (a) the Participants who are entitled to receive Awards under the Plan; (b) the types of Awards; (c) the times when Awards shall be granted; (d) the number of Awards; (e) the purchase price or exercise price, if any, and the period(s) during which such Awards shall be exercisable (whether in whole or in part); (f) the restrictions applicable to Awards; (g) the form of each Award Agreement, which need not be the same for each Participant; (h) the other terms and provisions of any Award, which need not be the same for each Participant, including, but not limited to, whether and to what extent, and in what circumstances an Award may be settled in cash, Stock, other Awards, or other property or whether an Award may be cancelled, forfeited, exchanged or surrendered; (i) the schedule for lapse of restrictions or limitations and accelerations or waivers thereof, based in each case on such considerations as the Committee deems appropriate; (j) whether to establish, adopt or revise any rules and regulations as it deems necessary or advisable to administer the Plan; (k) whether to correct any defects and reconcile any inconsistencies in the Plan or any Award Agreement; and (l) establish any provisions, rules, procedures, regulations or subplans that the Committee deems necessary or appropriate to implement and administer the Plan in foreign countries for Participants providing services outside of the United States. The Committee shall also have the authority to modify existing Awards to the extent that such modification is within the power and authority of the Committee as set forth in the Plan. The foregoing list of powers is not intended to be complete or exclusive and, to the extent not contrary to the express provisions of the Plan, the Committee shall have such powers, whether or not expressly set forth in this Plan, that it may determine necessary or appropriate to administer the Plan.

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4.3              Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the type of Award granted and such other provisions and restrictions applicable to such Award as the Committee, in its discretion, shall determine. Each Award Agreement shall set forth the extent to which a Participant shall have the right to retain and/or exercise an Award following termination of employment (or service) and the medium of payment for each Award, including, without limitation, cash, Stock, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or any combination thereof, in each case determined in accordance with rules adopted by the Committee.

4.4              Delegation. As permitted by law and the rules of the NASDAQ or such other exchange on which the Stock is then traded, the Committee may delegate any authority granted to it pursuant to the Plan; provided, that: (a) any resolution of the Committee authorizing such delegation to other Company officer(s) must, at a minimum, specify the total number of shares of Stock subject to Awards that such officer(s) may so award and the vesting schedule applicable to such Awards; and (b) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award

4.5              Decisions Binding. The Committee shall have the authority to interpret the Plan and subject to the provisions of the Plan, any Award Agreement, and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

ARTICLE 5
STOCK SUBJECT TO THE PLAN

5.1              Number of Shares. Subject to the adjustments provided in Sections 5.2 and 5.3, the total number of shares of Stock reserved and available for grant under the Plan is 7,850,000. As provided in Section 1.1, no awards will be made pursuant to any Prior Plan on or after the Effective Date. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or treasury Stock not reserved for any other purpose.

5.2              Share Counting; Lapsed Awards. The following rules shall apply solely for purposes of determining the total number of shares of Stock available for grant under the Plan:

(a)               The number of shares of Stock available for grant under this Plan shall be reduced by one (1) share of Stock for each share subject to Awards granted under the Plan.

(b)               If any Award granted under the Plan, or any award outstanding under any Prior Plan after the Effective Date terminates, expires, or lapses for any reason, or is settled in cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the shares subject to such Award or Prior Plan award, then in each such case, the number of shares of Stock subject to such Award or award under any Prior Plan shall again be available or added to the shares of Stock available for grant under the Plan on a one-for-one basis.

(c)                In the event that any shares of Stock are tendered or withheld to pay the exercise price of a stock-settled SAR or an Option (for example, through a broker-assisted “cashless” exercise of an Option) or an option granted under any Prior Plan (or a portion thereof), then in each such case the shares of Stock so tendered or withheld shall be added to the shares of Stock available for grant under the Plan on a one-for-one basis.

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(d)               In the event that any shares of Stock are tendered or withheld to satisfy a tax withholding obligation arising in connection with an Award or an award granted under any Prior Plan, then in each such case the shares of Stock so tendered or withheld shall be added to the shares of Stock available for grant under the Plan on a one-for-one basis.

(e)                If the provisions of this Section 5.2 are inconsistent with the requirements of Section 422 of the Code, or any regulations promulgated thereunder, the provisions of such regulations shall control over the provisions of this Section 5.2 but only to this extent that this Section 5.2 applies to Incentive Stock Options.

(f)                 The Committee may adopt such other reasonable rules and procedures as it deems appropriate for determining the number of shares that are available for grant under the Plan.

5.3              Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the Committee shall make an adjustment in: (a) the number and class of shares of Stock which may be delivered under the Plan; (b) the number of shares of Stock set forth in Sections 5.1, 5.4, and 5.5 and any other similar numeric and share-denominated limit expressed in the Plan; and (c) the number and class of and or price of shares of Stock subject to each outstanding Award. Notwithstanding anything in the Plan to the contrary, in the event of such transaction or event, the Committee, in its sole discretion, may provide in substitution for any or all outstanding Awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustments made pursuant to this Section 5.3 shall be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of Incentive Stock Options, in a manner consistent with the requirements of Section 424(a) of the Code.

5.4              Annual Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in this Plan to the contrary, and subject to adjustment as provided in Section 5.3: (a) the maximum number of shares of Stock that may be granted to any one Participant during any one calendar year with respect to one or more Awards granted under the Plan other than Options or SARs shall be 1,000,000; and (b) the maximum number of shares of Stock that may be granted to any one Participant during any one calendar year with respect to one or more Option or SAR Awards granted under the Plan shall also be 1,000,000.

5.5              Annual Limitation on Number of Shares Subject to Non-Employee Director Awards. Notwithstanding any provision in this Plan to the contrary, and subject to adjustment as provided in Section 5.3, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year, plus the total cash compensation paid to such director for services rendered for such calendar year as a Non-Employee Director, shall not exceed $750,000. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later and if a Non-Employee Director serves the Company in more than one capacity during any calendar year, the total compensation limit described in this Section 5.5 shall only apply to the compensation paid for services performed as a Non-Employee Director.

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5.6              Fractional Shares. No fractional shares of Stock shall be issued pursuant to the Plan. Unless the Committee specifies otherwise in the Award Agreement or pursuant to any policy adopted by the Committee, cash will be given in lieu of fractional shares. In the event of adjustment as provided in Section 5.3, the total number of shares of Stock subject to any affected Award shall always be a whole number by rounding any fractional shares to the nearest whole share.

ARTICLE 6
STOCK OPTIONS; STOCK APPRECIATION RIGHTS

6.1              Grant of Options. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Non-Qualified Stock Options or Incentive Stock Options to such Participants and in such amounts as it shall determine.

(a)               Exercise Price; No Re-pricing. No Option shall be granted at an exercise price that is less than the Fair Market Value of one share of Stock on the Grant Date. Notwithstanding any other provision of the Plan to the contrary, without the approval of the Company’s stockholders, an Option may not be amended, modified, or repriced to reduce the exercise price after the Grant Date or surrendered in consideration of or exchanged for cash, other Awards or a new Option having an exercise price below that of the Option being surrendered or exchanged, except in connection with an adjustment pursuant to Section 5.3 or, to the extent permitted by Section 409A of the Code, in connection with a Change in Control of the Company.

(b)               Duration of Options. Each Option shall expire at such time or times as the Committee shall determine as of the Grant Date; provided, however, that all Options shall lapse and no longer be exercisable no later than ten (10) years from the Grant Date.

(c)                Time and Conditions of Exercise. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants. The granting of an Option will impose no obligation upon the Participant to exercise such Option.

(d)               Payment. As determined by the Committee, the exercise price of an Option shall be paid in full: (i) in cash; (ii) in previously-acquired Stock (through actual tender or by attestation), valued at its Fair Market Value on the date of exercise; (iii) by any net-issuance arrangement (including, in the case of a Non-Qualified Stock Option, any broker-assisted “cashless” exercise arrangement); or (iv) by a combination thereof.

6.2              Grant of Incentive Stock Options. The following additional rules shall apply to Incentive Stock Options granted pursuant to this Article 6:

(a)               Employee Only. Incentive Stock Options shall be granted only to Participants who are employees.

(b)               Exercise Price. Subject to Section 6.2(f), no Incentive Stock Option shall be granted at an exercise price that is less than the Fair Market Value of one share of Stock on the Grant Date.

(c)                Exercise. In no event may any Incentive Stock Option be exercisable for more than ten (10) years from the Grant Date.

(d)               Lapse of Option. An Incentive Stock Option shall lapse in the following circumstances:

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(i)                 The Incentive Stock Option shall lapse ten (10) years from the Grant Date, unless an earlier time is set forth in the Award Agreement.

(ii)               The Incentive Stock Option shall lapse ninety (90) days following the effective date of the Participant’s termination of employment for any reason other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.

(iii)             If the Participant incurs a termination of employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of: (a) the scheduled expiration date of the Option; or (b) twelve (12) months after the date of the Participant’s termination of employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament in the case of death, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(e)                Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(f)                 Ten Percent Owners. An Incentive Stock Option may be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of the Fair Market Value on the Grant Date and the Option is exercisable for no more than five (5) years from the Grant Date.

(g)               Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth (10th) anniversary of the Effective Date.

(h)               Right to Exercise. Except as provided in Section 6.2(d)(iii), during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(i)                 Annual Limitation on Number of Shares Subject to Incentive Stock Options. The maximum number of shares of Stock available for grant under the Plan as Incentive Stock Options is the same numeric limit set forth in Section 5.1.

6.3              Grant of Stock Appreciation Rights. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to such Participants and in such amounts as it shall determine. SARs may be granted in connection with the grant of an Option, in which case the settlement of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised. When SARs are granted in connection with the grant of an Incentive Stock Option, the SARs shall have such terms and conditions as shall be required by Section 422 of the Code. SARs may also be granted independently of Options.

(a)               Base Value; No Re-pricing. The base value per share of Stock subject to any SAR shall be equal to the Fair Market Value of one share of Stock on the Grant Date. Notwithstanding any other provision of the Plan to the contrary, without the approval of the Company’s stockholders, a SAR may not be amended, modified, or repriced to reduce the base value after the Grant Date or surrendered in consideration of or exchanged for cash, other Awards or a new SAR having a base value below that of the SAR being surrendered or exchanged, except in connection with an adjustment pursuant to Section 5.3 or, to the extent permitted by Section 409A of the Code, a Change in Control of the Company.

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(b)               Duration of Stock Appreciation Rights. Each SAR shall expire at such time or times as the Committee shall determine as of the Grant Date; provided, however, that all SARs shall lapse no later than ten (10) years from the Grant Date.

(c)                Payment. As determined by the Committee, payment for SARs shall be made in cash, Stock, or a combination thereof at the time specified in the Award Agreement.

ARTICLE 7
RESTRICTED STOCK RIGHTS AND RESTRICTED STOCK

7.1              Grant of Restricted Stock Rights and Restricted Stock. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Rights or Restricted Stock to such Participants and in such amounts as it shall determine.

7.2              Grant of Restricted Stock Rights.

(a)               Voting Rights. During the applicable period of restriction, Participants holding Restricted Stock Rights shall have no voting rights with respect to the shares subject to such Restricted Stock Rights. If the Restricted Stock Rights are settled in shares of Stock, voting rights will be available only after the issuance of the shares of Stock underlying the Award.

(b)               Issuance and Restrictions. Restricted Stock Rights grant a Participant the right to receive a specified number of shares of Stock, or cash equal to the Fair Market Value (determined as of a specified date) of a specified number of shares of Stock, subject to such conditions and/or restrictions as the Committee may impose, which need not be the same for each grant or for each Participant. These restrictions may lapse separately or in combination at such times, in such circumstances, in such installments, or otherwise, as determined by the Committee.

(c)                Forfeiture. Except as otherwise provided in an Award Agreement, upon termination of employment (or termination of service) during the applicable period of restriction, Restricted Stock Rights that are at that time subject to restrictions shall be forfeited.

(d)               Form and Timing of Payment. Payment for any vested Restricted Stock Rights shall be made in the manner and at the time designated by the Committee in the Award Agreement.

7.3              Grant of Restricted Stock.

(a)               Voting Rights; Dividend Rights. Except as otherwise provided in an Award Agreement, Participants holding Restricted Stock shall have the right to vote the shares subject to such Restricted Stock as of the Grant Date for the Award. Any shares of Stock or any other property distributed as a dividend or otherwise with respect to any Award of Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions and risk of forfeiture as the underlying Restricted Stock Award.

(b)               Issuance and Restrictions. Restricted Stock shall be subject to such conditions and/or restrictions, including restrictions on transferability, as the Committee may impose, which need not be the same for each grant or for each Participant. These restrictions may lapse separately or in combination at such times, in such circumstances, in such installments, or otherwise, as determined by the Committee.

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(c)                Forfeiture. Except as otherwise provided in an Award Agreement, upon termination of employment (or termination of service) during the applicable period of restriction, Restricted Stock that is still subject to restrictions shall be forfeited.

(d)               Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 8
PERFORMANCE SHARES, PERFORMANCE SHARE UNITS AND PERFORMANCE CASH AWARDS

8.1              Grant of Performance Shares. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Shares to such Participants in such amounts as it shall determine. A Performance Share Award grants the Participant the right to receive a specified number of shares of Stock depending on the satisfaction of any one or more Performance Goals. Performance may be measured on a specified date or dates or over any period or periods determined by the Committee.

8.2              Grant of Performance Share Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Share Units to such Participants in such amounts as it shall determine. A Performance Share Unit Award grants the Participant the right to receive a specified number of shares of Stock, cash, or a combination thereof, depending on the satisfaction of any one or more Performance Goals. Performance may be measured on a specified date or dates or over any period or periods determined by the Committee.

8.3              Grant of Performance Cash. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Cash to such Participants in such amounts as it shall determine. A Performance Cash Award grants the Participant the right to receive an amount of cash depending on the satisfaction of any one or more Performance Goals. Performance may be measured on a specified date or dates or over any period or periods determined by the Committee.

8.4              Performance Goals. The Performance Goal or Goals applicable to any Performance Share, Performance Share Unit or Performance Cash Award shall be based on the Performance Criteria selected by the Committee and designated in the Award Agreement. Except as otherwise may be required by applicable law or regulation, the Committee shall retain the power to adjust the Performance Goals, the level of attainment of the Performance Goals or otherwise increase or decrease the amount payable with respect to any Award made pursuant to this Article 8.

ARTICLE 9
STOCK GRANT AND STOCK UNIT AWARDS

9.1              Grant of Stock. Subject to the provisions of the Plan, Stock Grant Awards may be granted to one or more Participants at any time and from time to time, upon such terms and condition as shall be determined by the Committee. A Stock Grant Award grants a Participant the right to receive (or purchase at such price as determined by the Committee) a designated number of shares of Stock free of any vesting restrictions. The purchase price, if any, for a Stock Grant Award shall be payable in cash or other form of consideration acceptable to the Committee. A Stock Grant Award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant.

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9.2              Grant of Stock Units. Subject to the provisions of the Plan, Stock Unit Awards may be granted to one or more Participants at any time and from time to time, upon such terms and conditions as shall be determined by the Committee. A Stock Unit Award grants a Participant the right to receive a designated number of shares of Stock, or a cash payment equal to the Fair Market Value (determined as of a specified date) of a designated number of shares of Stock, in the future free of any vesting restrictions. A Stock Unit Award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant.

ARTICLE 10
CHANGE IN CONTROL

10.1          Double Trigger. Except as set forth in Section 10.2, in the event the Company or any Affiliate terminates a Participant’s employment (or Board service) without Cause, or a Participant resigns his or her employment for Good Reason, in either case, in connection with or within twenty-four (24) months following a Change in Control, then, any outstanding but unvested Options, SARs, and other Awards shall become fully exercisable and vested as of the date of the Participant’s termination of employment (or service). With respect to an Award which the Company concludes is subject to (and not exempt from) the requirements of Section 409A, any actions taken by the Committee pursuant to this Section 10.1 shall be done in compliance with Section 409A of the Code.

10.2          Committee Discretion. Notwithstanding Section 10.1, the Committee shall have the authority and discretion, to provide, in an Award Agreement or thereafter, that all or part of outstanding Options, SARs, and other Awards shall become fully exercisable and all or part of the restrictions on outstanding Awards shall lapse upon the closing a transaction that results in a Change in Control. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Article 6, the excess Options shall be deemed to be Non-Qualified Stock Options. In addition, upon, or in anticipation of, a Change in Control, the Committee may: (a) cause all (or a portion of) outstanding Awards to be cancelled and terminated as of a specified date and give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole discretion, shall determine; or (b) cause all (or a portion of) outstanding Awards to be cancelled and terminated as of a specified date in exchange for a payment or right to payment pursuant to the terms and conditions set forth in the Change in Control transaction documents. With respect to an Award which the Company concludes is subject to (and not exempt from) the requirements of Section 409A, any actions taken by the Committee pursuant to this Section 10.2 shall be done in compliance with Section 409A of the Code.

10.3          Participant Consent Not Required. Nothing in this Article 10 or any other provision of this Plan is intended to provide any Participant with any right to consent to or object to any transaction that might result in a Change in Control and each provision of this Plan shall be interpreted in a manner consistent with this intent. Similarly, nothing in this Article 10 or any other provision of this Plan is intended to provide any Participant with any right to consent to or object to any action taken by the Committee pursuant to this Article 10.

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ARTICLE 11
NON-TRANSFERABILITY

11.1          General. The Committee may, in its sole discretion, determine the right of a Participant to transfer any Award granted under the Plan, provided that in no event may an Award be transferred for value or consideration. Unless otherwise determined by the Committee and except as provided in Section 11.2, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award) in favor of a spouse or, if applicable, until the termination of any period of restriction or satisfaction of Performance Goals for a Performance Period, as determined by the Committee.

11.2          Beneficiary Designation. Notwithstanding Section 11.1, if permitted by the Committee, a Participant may designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death, and in the case of Incentive Stock Options and in accordance with Article 6, upon the Participant’s Disability. Such designation must be made in a form and substance approved by the Committee and no such designation shall be permitted for Participants providing services outside of the United States. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.

ARTICLE 12
COMPANY DISCRETION; EVIDENCE OF OWNERSHIP; CLAWBACK

12.1          Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Affiliate.

12.2          Participant. No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

12.3          No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

12.4          Evidence of Ownership. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock, make any book entry credits, or take any other action to evidence the ownership of shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates, book entry credits, or other evidence of ownership, is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded. All Stock certificates, book entry credits, or other evidence of ownership delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

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12.5          Clawback. Notwithstanding any provision of the Plan to the contrary, in an Award Agreement, the Committee shall include provisions calling for the recapture or clawback of all or any portion of an Award to the extent necessary to comply with Company policy or applicable law in effect on the date of the Award Agreement, including, but not limited to, the final rules issued by the Securities and Exchange Commission and the NASDAQ or such other exchange on which the Stock is then traded pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Committee also may include other clawback provisions in the Award Agreement as it determines to be appropriate. By accepting an Award, each Participant agrees to be bound by, and comply with, the terms of any such recapture or clawback provisions and with any Company request or demand for recapture or clawback.

ARTICLE 13
SUBSTITUTION OF AWARDS

Any Award may be granted under this Plan in substitution for Awards held by any individual who is an employee of another corporation who is about to become an employee of the Company as the result of a merger, consolidation or reorganization of the corporation with the Company, or the acquisition by the Company of the assets of the corporation, or the acquisition by the Company of stock of the corporation as the result of which such corporation becomes an Affiliate or a subsidiary of the Company. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of granting the Award may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted. Any Awards made pursuant to this Article 13 shall be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of Incentive Stock Options, in a manner consistent with the requirements of Section 424(a) of the Code.

ARTICLE 14
AMENDMENT, MODIFICATION, AND TERMINATION

14.1          Amendment, Modification, Termination. The Committee may at any time, and from time to time, terminate, amend or modify the Plan; provided, however, that any such action of the Committee shall be subject to approval of the stockholders to the extent required by law, regulation or any stock exchange rule for any exchange on which shares of Stock are listed. Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee the authority to approve non-substantive amendments to the Plan. Except as provided in Section 5.3, neither the Board nor the Committee may, without the approval of the stockholders: (a) directly or indirectly reduce the purchase price, exercise price, or base value of any outstanding Award, including any Option or SAR; (b) increase the numeric limits set forth in Sections 5.1, 5.4, 5.5 and any other similar numeric limit expressed in the Plan; (c) grant Options or SARs with an exercise price or base value that is below Fair Market Value on the Grant Date (other than for a substitute award granted pursuant to Article 13); (d) reprice previously granted Options or SARs or take any other action relative to an Option or SAR that would be treated as a re-pricing under the rules of the NASDAQ or such other exchange on which the Stock is then traded; (e) cancel any Option or SAR in exchange for cash or any other Award or in exchange for any Option or SAR with an exercise price and/or base value that is less than the exercise price and/or base value of the original Option or SAR; (f) extend the exercise period for an Option or SAR beyond ten (10) years from the Grant Date; (g) expand the types of Awards available for grant under the Plan; or (h) expand the class of individuals eligible to participate in the Plan.

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14.2          Awards Previously Granted. Except as provided in the next sentence, no amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner adversely affect any Award previously granted under the Plan without the consent of the holder thereof. The consent of the holder of an Award is not needed if the change: (a) is necessary or appropriate to conform the Award to, or otherwise satisfy legal requirements (including without limitation the provisions of Section 409A of the Code); (b) does not adversely affect in any material way the rights of the holder; or (c) is made pursuant to an adjustment as provided in Section 5.3.

ARTICLE 15
TAX WITHHOLDING

15.1          Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, up to the maximum statutory amount necessary, in the applicable jurisdiction, to satisfy any federal, state, and local tax withholding requirements on any Award under the Plan. To the extent that alternative methods of withholding are available under applicable tax laws, the Committee shall have the power to choose among such methods.

15.2          Form of Payment. To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by: (a) using already owned shares of Stock; (b) a broker-assisted “cashless” transaction; (c) directing the Company to apply shares of Stock to which the Participant is entitled pursuant to the Award (including, for this purpose, the filing of an election under Section 83(b) of the Code), to satisfy the applicable withholding amount; or (d) personal check or other cash equivalent acceptable to the Company.

15.3          Tax upon Disposition of Shares Subject to Section 422 Restrictions. In the event that a Participant disposes (whether by sale, exchange, gift, the use of a qualified domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award in favor of a spouse)), of any shares of Stock of the Company that are deemed to have been purchased by the Participant pursuant to an Incentive Stock Option and that the Participant acquired within two (2) years of the Grant Date of the related Option or within one (1) year after the acquisition of such shares of Stock, the Participant will notify the secretary of the Company of such disposition no later than fifteen (15) days following the date of the disposition. Such notification shall include the date or dates of the disposition, the number of shares of Stock of which the Participant disposed, and the consideration received, if any, for such shares of Stock. If the Company so requests, the Participant shall forward to the secretary of the Company any amount requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by delay in making such payment) incurred by reason of such disposition.

ARTICLE 16
INDEMNIFICATION

Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him harmless.

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ARTICLE 17
REQUIREMENTS OF LAW

17.1          Requirements of Law. The granting of Awards and the issuance of shares and/or cash under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares of Stock paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption. Consistent with Section 4.2, the Committee has the authority to impose different terms and conditions on Awards granted to Participants providing services outside of the United States in order to accommodate differences in applicable law, rules, regulations, or customs in a foreign jurisdiction.

17.2          Governing Law. The Plan and all agreements into which the Company and any Participant enter pursuant to the Plan shall be construed in accordance with and governed by the laws of the State of Nevada. The Plan is an unfunded performance-based bonus plan for a select group of management or highly compensated employees and is not intended to be subject to ERISA.

17.3          Section 409A of the Code.

(a)               General Compliance. Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Restricted Stock Rights Awards, Performance Share Awards, Performance Share Unit Awards, Performance Cash Awards and Stock Unit Awards) may be considered to be “non-qualified deferred compensation” subject to Section 409A of the Code. If an Award is subject to Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Agreement and this Plan comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto. In such cases, the Award Agreement shall include such provisions, in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto. An Award subject to Section 409A of the Code also shall be administered in compliance with the provisions of Section 409A of the Code as well as applicable guidance issued by the Internal Revenue Service and the Department of Treasury. To the extent necessary to comply with Section 409A of the Code, any Award that is subject to Section 409A of the Code may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A of the Code, the Company may adopt such amendments to the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code.

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(b)               Delay for Specified Employees. If, at the time of a Participant’s Separation from Service, the Company has any Stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, and only to the extent necessary in order to avoid the imposition of adverse tax consequences under Section 409A of the Code, such payment shall not commence prior to the first business day following the date which is six (6) months after the Participant’s Separation from Service (or if earlier than the end of the six (6) month period, the date of the Participant’s death). Any amounts that would have been distributed during such six (6) month period will be distributed on the day following the expiration of the six (6) month period.

(c)                Prohibition on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the provisions. In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Section 409A of the Code.

17.4          Securities Law Compliance. With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

17.5          Other Restrictions. The Committee shall impose such restrictions on any Awards under the Plan as it may deem advisable, including without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which the Stock is then listed and under any blue sky or state securities laws applicable to such Awards.

ARTICLE 18
GENERAL PROVISIONS

18.1          Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the Committee, at any time and from time to time, may with respect to Awards other than Options or SARs, grant amounts equivalent to cash, stock or other property dividends (“Dividend Equivalents”) with respect to the number of shares of Stock covered by an Award. The Committee may, in the Award Agreement, provide that the Dividend Equivalents, if any, shall be deemed to have been reinvested in additional shares of Stock or otherwise reinvested. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an unvested Award shall be subject to restrictions and risk of forfeiture to the same extent as the underlying Award, and shall not be paid to the Participant unless and until the underlying Award vests and is paid.

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18.2          Funding. The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder. The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the claims of general creditors of the Company.

18.3          No Stockholders Rights. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

18.4          Titles and Headings. The titles and headings of the Articles in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

18.5          Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, including without limitation, whether by way of merger, consolidation, operation of law, assignment, purchase, or other acquisition of substantially all of the assets or business of the Company, and any and all such successors and assigns shall absolutely and unconditionally assume all of the Company’s obligations under the Plan.

18.6          Survival of Provisions. The rights, remedies, agreements, obligations and covenants contained in or made pursuant to this Plan, any agreement and any notices or agreements made in connection with this Plan shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such shares of Stock if required by Section 12.4, shall remain in full force and effect.

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CRYOPORT, INC. ATTN: ROBERT STEFANVICH 112 WESTWOOD PLACE, SUITE 350 BRENTWOOD, TN 37027VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 29, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/CYRX2021You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 29, 2021. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D36895-P51881KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLYCRYOPORT, INC.For WithholdFor AllTo withhold authority to vote for any individualThe Board recommends a vote "FOR" all the nominees to the Board.All AllExceptnominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.1. To elect eight directors; Nominees: 01) Linda Baddour 02) Richard Berman 03) Daniel Hancock 04) Robert Hariri, M.D., Ph.D.! ! !05) Ram M. Jagannath 06) Ramkumar Mandalam, Ph.D. 07) Jerrell W. Shelton 08) Edward ZecchiniThe Board of Directors recommends you vote "FOR" the following proposals: For Against Abstain2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company and its subsidiaries for the year ! ! ! ending December 31, 2021; 3. To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement; and ! ! ! 4. To approve an amendment to the Company’s 2018 Omnibus Equity Incentive Plan to increase the number of authorized shares under the plan. ! ! !NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.Yes No! !Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.D36896-P51881CRYOPORT, INC. Annual Meeting of Shareholders April 30, 2021 10:00 AM CDT This proxy is solicited by the Board of DirectorsThe shareholder(s) hereby appoint(s) Jerrell W. Shelton, Robert S. Stefanovich and Tony Ippolito, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of CRYOPORT, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM CDT on April 30, 2021, at www.virtualshareholdermeeting.com/CYRX2021, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side